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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Veritiv Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Veritiv Corporation
1000 Abernathy Road NE
Building 400, Suite 1700
Atlanta, Georgia 30328
www.veritivcorp.com

                        , 2016

To Our Stockholders,

        You are cordially invited to attend the Veritiv Corporation 2016 Annual Meeting of Stockholders to be held on Thursday, May 12, 2016 at 10:00 a.m., Eastern Time, at the Westin Atlanta Perimeter North, 7 Concourse Parkway NE, Atlanta, Georgia 30328.

        The accompanying Notice of Meeting and Proxy Statement describe the matters to be acted upon at the Annual Meeting and the nominees for election as directors. Please take the time to carefully read each of the proposals described in the attached Proxy Statement.

        Your vote is important. You may cast your vote in person at the meeting, over the Internet, by telephone, or by mail. Your vote will ensure your representation at the Annual Meeting regardless of whether or not you attend in person.

        Thank you for your continued support of Veritiv.

Sincerely,
Mary A. Laschinger Chairman of the Board and Chief Executive Officer

PRELIMINARY PROXY STATEMENT DATED MARCH 17, 2016-SUBJECT TO COMPLETION

        VERITIV CORPORATION
NOTICE OF 2016 ANNUAL MEETING OF STOCKHOLDERS

Date:	Thursday, May 12, 2016
Time:	10:00 a.m., Eastern Time
Place:	Westin Atlanta Perimeter North 7 Concourse Parkway NE, Atlanta, Georgia 30328
Purpose:	1.

To elect as directors the seven nominees named in the proxy statement and recommended by the Board of Directors to serve for a one year term expiring at the 2017 annual meeting of stockholders and until their successors are elected and qualified;

	2.	To ratify the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2016;
	3.	To approve, on an advisory basis, the Company's executive compensation;
	4.	To approve an amendment to the Company's Amended and Restated Certificate of Incorporation to provide for removal of directors with or without cause; and
	5.	To consider and act upon any other matter that may properly come before the annual meeting, or any postponements or adjournments thereof.
Who Can Vote:	Stockholders of record at the close of business on March 14, 2016.
How Can You Vote:

You may cast your vote electronically via the Internet or by telephone by following the instructions on your proxy card or notice. If you received your proxy materials by mail, you may vote by mail. You may also vote in person at the annual meeting.

Who Can Attend:

All stockholders are invited to attend the annual meeting. If you plan to attend the meeting in person, you must provide proof of share ownership, such as an account statement, and a form of personal identification to be admitted.

By Order of the Board of Directors,

Mark W. Hianik Senior Vice President, General Counsel & Corporate Secretary

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 12, 2016

        Our Proxy Statement for the 2016 Annual Meeting of Stockholders and our Annual Report to Stockholders for the year ended December 31, 2015 are available at http://www.veritivcorp.com/annualreport2015.

PRELIMINARY PROXY STATEMENT DATED MARCH 17, 2016—SUBJECT TO COMPLETION

        VERITIV CORPORATION

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MAY 12, 2016

        Veritiv Corporation (the "Company," "Veritiv," "we," "us" or "our") is furnishing this document to you in connection with the solicitation by the Board of Directors of the Company (the "Board") of the enclosed form of proxy for the Company's 2016 annual meeting of stockholders.

        The Company pays for the preparation and mailing of the Notice of Annual Meeting and this proxy statement, and the Company has also made arrangements with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of this proxy statement and other annual meeting materials to the beneficial owners of shares of its common stock at the Company's expense. This proxy statement is dated                    , 2016 and is first being mailed to the Company's stockholders on or about                    , 2016.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these proxy materials?

        These materials were provided to you because the Board is soliciting your proxy to vote at the annual meeting, and at any postponements or adjournments of the annual meeting. This proxy statement describes the matters on which you, as a stockholder, are entitled to vote. It also provides information that is intended to assist you in making an informed vote on the proposals described in this proxy statement.

What is a proxy?

        A proxy is your legal designation of another person to vote the shares you own at the annual meeting. By completing and submitting a proxy card, which identifies the persons authorized to act as your proxy, you are giving each of those persons authority to vote your shares as you have instructed. By voting via proxy, each stockholder is able to cast his or her vote without having to attend the annual meeting in person.

Why did I receive more than one proxy card?

        You will receive multiple proxy cards if you hold your shares in different ways (e.g., trusts, custodial accounts, joint tenancy) or in multiple accounts. If your shares are held by a broker, bank, trustee or other nominee (i.e., in "street name"), you will receive your proxy card and other voting information from your broker, bank, trustee or other nominee. It is important that you complete, sign, date and return each proxy card you receive, or vote using the Internet or by telephone as described in the instructions included with your proxy card(s) or in the Notice of Internet Availability of Proxy Materials.

Why didn't I receive paper copies of the proxy materials?

        The Company is furnishing proxy materials to our stockholders via the Internet instead of mailing printed copies of those materials to all of our stockholders, as permitted by rules adopted by the U.S. Securities and Exchange Commission (the "SEC"). This option allows the Company to provide our stockholders with information they need, while reducing our use of natural resources, and cutting back on potentially unwanted materials in our stockholders' mailboxes.

        If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials unless you request one in accordance with the instructions provided in the notice. The Notice of Internet Availability of Proxy Materials provides instructions on how you may access and review the proxy materials on the Internet.

What is the record date and what does it mean?

        The Board established March 14, 2016 as the record date for the annual meeting. Stockholders who own shares of the Company's common stock at the close of business on the record date are entitled to notice of and to vote at the annual meeting or any postponements or adjournments of the annual meeting.

How many shares are entitled to vote at the annual meeting?

        As of the close of business on the record date, there were 16,000,753 shares of our common stock outstanding and entitled to vote at the annual meeting. Each share of common stock is entitled to one vote on each proposal to properly come before the meeting.

What is the difference between a "stockholder of record" and a "beneficial owner"?

        Most of our stockholders hold their shares beneficially through a broker, bank, trustee or other nominee rather than of record directly in their own name with Computershare Inc., our transfer agent. As summarized below, there are some differences in the way to vote shares held of record and those owned beneficially.

        If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record of those shares, and proxy materials are being sent directly to you. As a stockholder of record, you have the right to grant your voting proxy directly to the persons named as proxy holders or to vote in person at the annual meeting.

        If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in "street name," and proxy materials are being forwarded to you by your broker or nominee who is considered the stockholder of record of those shares. As the beneficial owner, you have the right to direct your broker or nominee on how to vote and you are also invited to attend the annual meeting. However, because you are not the stockholder of record, you may not vote those shares in person at the annual meeting unless you have a proxy, executed in your favor, from the holder of record of your shares. Your broker or nominee has enclosed a voting instruction card for you to use in directing your broker or nominee as to how to vote your shares. We strongly encourage you to instruct your broker or nominee how you wish to vote.

How many votes must be present to hold the annual meeting?

        We must have a "quorum" to conduct the annual meeting. A quorum is one-third of the outstanding shares of common stock entitled to vote at the meeting, present in person or by proxy. Properly signed proxies that are marked "abstain" are known as "abstentions." Shares that are held in street name and not voted on one or more of the items before the annual meeting, but are otherwise voted on at least one item, are known as "broker non-votes." Both abstentions and broker non-votes are counted as present for the purpose of determining the presence of a quorum. Abstentions are also counted as shares represented and entitled to be voted. Broker non-votes, however, are not counted as shares entitled to be voted with respect to the matter on which the broker has expressly not voted.

Who will count the votes?

        A representative from Computershare Inc. will determine if a quorum is present, tabulate the votes and serve as the Company's inspector of election at the annual meeting.

What vote is required to approve each proposal?

        Proposal 1: Election of directors.    In order to be elected, a director nominee must receive the affirmative vote of the holders of a majority in voting power of the shares of stock entitled to vote and represented in person or by proxy at the annual meeting. Stockholders do not have a right to cumulate their votes for the election of directors. Abstentions will be counted as represented and entitled to vote on the proposal and will therefore have the same effect as a vote against Proposal 1. Broker non-votes will not be counted as represented and entitled to vote and will therefore have no impact on the election of a nominee.

        Proposal 2: Ratification of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2016.    The affirmative vote of the holders of a majority in voting power of the shares of stock entitled to vote on the proposal and represented in person or by proxy at the annual meeting is required to ratify the appointment of our independent registered public accounting firm for 2016. Abstentions will be counted as represented and entitled to vote on the proposal and will therefore have the same effect as a vote against Proposal 2.

        Proposal 3: Advisory vote on executive compensation.    The affirmative vote of the holders of a majority in voting power of the shares of stock entitled to vote on the proposal and represented in person or by proxy at the annual meeting is required to approve, on an advisory basis, the Company's executive compensation. Abstentions will be counted as represented and entitled to vote on the proposal and will therefore have the effect of a vote against Proposal 3. Broker non-votes will not be counted as represented and entitled to vote on the proposal and will therefore have no effect on the outcome of the proposal.

        Proposal 4: Vote to Approve an Amendment to the Company's Amended and Restated Certificate of Incorporation.    The affirmative vote of the holders of a majority of outstanding shares of stock entitled to vote at the annual meeting is required to approve the amendment to the Company's Amended and Restated Certificate of Incorporation. Abstentions and broker non-votes will be counted as entitled to vote on the proposal and will therefore have the same effect as a vote against Proposal 4.

        Any other matter that properly comes before the meeting will require the approval of the affirmative vote of the holders of a majority of the shares having voting power represented in person or by proxy at the annual meeting.

How do I vote my shares?

        You can vote your shares in one of the following manners:

  •
  by using the Internet;

  •
  by telephone;

  •
  by completing, signing, dating and returning the enclosed proxy card(s), if you received your proxy materials by mail; or

  •
  by attending the annual meeting and voting.

        If you are a stockholder of record, please refer to the specific instructions set forth in the Notice of Internet Availability of Proxy Materials or, if you received your proxy materials by mail, on the proxy card(s).

        If you are a beneficial owner of shares held in street name, your broker, bank, trustee or other nominee will provide you with instructions for voting your shares.

Can I change my vote after I vote by mail, by telephone or using the Internet?

        Yes, if you are a stockholder of record, you can change your vote in any one of the following ways:

  •
  send a written notice to the Corporate Secretary of the Company at 1000 Abernathy Road NE, Building 400, Suite 1700, Atlanta, Georgia 30328 stating that you revoke your proxy, so long as it is received prior to the annual meeting;

  •
  if you received your proxy materials by mail, sign and mail a proxy card bearing a later date, so long as it is received prior to the annual meeting;

  •
  vote again by using the Internet or by telephone; or

  •
  attend the annual meeting and vote in person.

        Your mere presence at the annual meeting will not revoke your proxy. You must take affirmative action in order to revoke your proxy.

        If your shares are held in street name, you must contact your broker, bank, trustee or other nominee in order to revoke your proxy.

How will my proxy be voted?

        If you are a stockholder of record and you complete, sign, date and return your proxy card(s), or vote by using the Internet or by telephone, your proxy will be voted in accordance with your instructions. If you sign and date your proxy card(s), but do not indicate how you want to vote, your shares will be voted in accordance with the Board's recommendation.

        If you are a beneficial owner, your broker or nominee will vote your shares with respect to Proposals 1, 3 and 4 at the annual meeting only if you instruct your broker or nominee how to vote. You should instruct your broker or nominee using the written instruction form and envelope it has provided. If you do not provide your broker or nominee with instructions, your broker or nominee will not be authorized to vote your shares with respect to Proposals 1, 3 and 4. Your broker or nominee may, but is not required to, vote your shares with respect to Proposal 2 if you do not instruct your broker or nominee how to vote.

What are the Board's recommendations on how I should vote my shares?

        The Board recommends that you vote your shares as follows:

          Proposal 1—FOR the election of the seven director nominees named in this proxy statement to serve for a one year term expiring at the 2017 annual meeting of stockholders and until their successors are elected and qualified.

          Proposal 2—FOR the ratification of the appointment of Deloitte & Touche LLP as the Company's independent registered public accounting firm for 2016.

          Proposal 3—FOR the approval, on an advisory basis, of the Company's executive compensation.

          Proposal 4—FOR the approval of an amendment to the Company's Amended and Restated Certificate of Incorporation.

What do I need to do if I plan to attend the meeting in person?

        If you plan to attend the annual meeting in person, you must provide proof of your ownership of our common stock and a form of personal identification for admission to the meeting. If you hold shares in street name and you also wish to be able to vote at the meeting, you must also obtain a proxy, executed in your favor, from your broker or other nominee. All current stockholders are invited to attend the meeting, even if you did not hold shares on the record date.

Who is bearing the cost of this proxy solicitation and how is the solicitation effected?

        We will bear the cost of soliciting proxies, including expenses in connection with preparing and distributing this proxy statement. Our directors, officers and employees may solicit proxies on our behalf in person or by mail or telephone and no additional compensation will be paid for such solicitation. We have engaged Innisfree M&A Incorporated to assist us in the solicitation of proxies. We expect to pay Innisfree approximately $10,000 for these services, plus expenses. In addition, we will reimburse banks, brokers and other custodians, nominees and fiduciaries for expenses incurred in forwarding proxy materials to beneficial owners of our stock and obtaining their proxies.

Who can answer my questions?

        If you need additional copies of the proxy materials, have questions about the proxy materials or the annual meeting, or need assistance in voting your shares, you should contact:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Stockholders call toll-free at (888) 750-5834
Banks and brokers can call collect at (212) 750-5833

        You may also contact us at the following address:

Veritiv Corporation
1000 Abernathy Road NE
Building 400, Suite 1700
Atlanta, Georgia 30328
Attention: Corporate Affairs
Telephone: 844-VERITIV or (844) 837-4848

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth the number of shares of the Company's common stock beneficially owned as of March 1, 2016 by (i) each of the Company's current directors and director nominees, (ii) each of the named executive officers, (iii) all current directors and executive officers of the Company as a group and (iv) owners of more than 5% of the outstanding shares of the Company's common stock. In accordance with SEC rules, beneficial ownership includes: (i) all shares the stockholder actually owns beneficially or of record; (ii) all shares over which the stockholder has or shares voting or dispositive control; and (iii) all shares the stockholder has the right to acquire within 60 days of March 1, 2016. Except as indicated in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares owned beneficially by them.

Name of Beneficial Owner	Number of Shares	Percentage of Shares(1)
Directors (excluding Ms. Laschinger)
Allan R. Dragone, Jr.	—	*
Daniel T. Henry	5,000	*
Tracy A. Leinbach	—	*
Seth A. Meisel	—	*
William E. Mitchell	—	*
Michael P. Muldowney	—	*
Charles G. Ward, III	—	*
John J. Zillmer	—	*
Named Executive Officers
Mary A. Laschinger	8,749	*
Stephen J. Smith	1,500	*
Thomas S. Lazzaro	169	*
Joseph B. Myers	1,653	*
Mark W. Hianik	1,000	*
All current executive officers and directors as a group (18 persons)	19,964	*
More than 5% owners
UWW Holdings, LLC(2)	7,840,000	49.0%
The Baupost Group, L.L.C., SAK Corporation and Seth A. Klarman(3)	2,885,682	18.0%

*
Less than 1%.

(1)
Percentage ownership is determined based on a total of 16,000,753 shares of our common stock outstanding as of March 1, 2016.

(2)
Based on the information provided pursuant to the Schedule 13D filed by UWW Holdings, LLC (the "UWW Schedule 13D") with the SEC on July 3, 2014. UWW Holdings, LLC reported that, as of July 1, 2014, it has sole voting power with respect to 7,840,000 shares of Company common stock and sole dispositive power with respect to 7,840,000 shares of Company common stock. The UWW Schedule 13D indicates that voting and dispositive power with respect to the shares of common stock held by UWW Holdings, LLC is exercised through a three-member board of managers acting by majority vote. Bain Capital Fund VII, L.P. ("Fund VII") and Bain Capital VII Coinvestment Fund, L.P. ("Coinvestment VII") have the right to appoint two of the three members of the board of managers of UWW Holdings, LLC. Bain Capital Investors, LLC ("BCI") is the general partner of Bain Capital Partners VII, L.P., which is the general partner of each of Fund VII and Coinvestment VII (collectively, BCI and its investment funds advised or managed by it, "Bain Capital"). In addition, certain investment funds associated with Bain Capital collectively hold approximately 60% of the common equity interests of UWW Holdings, LLC (together with Fund VII and Coinvestment VII, the "Bain Capital Funds"). The governance, investment strategy and decision-making process with respect to investments held by investment funds associated with Bain Capital is directed by BCI's Global Private Equity Board ("GPEB"), which is comprised of the following individuals: Steven Barnes, Joshua Bekenstein, John Connaughton, Stephen Pagliuca, Michel Plantevin, Dwight Poler and Jonathan Zhu. By virtue of the relationships described in this footnote, GPEB may be deemed to exercise voting and dispositive power with respect to the shares held by UWW Holdings, LLC. Each of the members of the GPEB disclaims beneficial ownership of such shares to the extent attributed to such member solely by virtue of serving on GPEB. Each of BCI, the Bain Capital Funds and UWW Holdings, LLC has a business address c/o Bain Capital Partners, LLC, John Hancock Tower, 200 Clarendon Street, Boston, Massachusetts 02116.

(3)
Based on the information provided pursuant to the Schedule 13G/A filed by The Baupost Group, L.L.C. ("Baupost"), SAK Corporation and Seth A. Klarman with the SEC on February 12, 2016. Baupost, SAK Corporation and Mr. Klarman each reported that, as of December 31, 2015, it or he has shared voting and dispositive power with respect to 2,885,682 shares of Company common stock. Baupost is a registered investment adviser and acts as an investment adviser and general partner to various private investment limited partnerships. SAK Corporation is the Manager of Baupost. Mr. Klarman, as the sole shareholder of SAK Corporation and a controlling person of Baupost, may be deemed to have beneficial ownership under Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), of the securities beneficially owned by Baupost. Each of Baupost, SAK Corporation and Seth A. Klarman has a business address of 10 St. James Avenue, Suite 1700, Boston, Massachusetts 02116.

Section 16(a) Beneficial Ownership Reporting Compliance

        Under the U.S. securities laws, the Company's directors, executive officers and beneficial owners of more than 10% of our common stock are required to report their initial ownership of shares and any subsequent changes in that ownership to the SEC and the New York Stock Exchange ("NYSE"). Due dates for the reports are specified by those laws, and the Company is required to disclose in this proxy statement any failure in the past year to file by the required dates. Based solely upon our review of the copies of such forms received by us or written representations that no other forms were required from reporting persons, we believe that all such reports were submitted on a timely basis during 2015.

 PROPOSAL 1—ELECTION OF DIRECTORS

        At the 2016 annual meeting of stockholders, seven nominees are standing for re-election as directors of the Company for a one-year term. As previously disclosed, current directors Allan R. Dragone, Jr. and Seth A. Meisel will not be standing for re-election at the 2016 annual meeting of stockholders. The Board intends to fill the vacancies that will be created by the departures of Messrs. Dragone and Meisel and the Nominating and Governance Committee of the Board is currently leading a process to identify qualified successors.

        Each director nominee will be elected if he or she receives more "FOR" votes than "AGAINST" votes. Each nominee elected as a director will continue in office until the 2017 annual meeting of stockholders and until his or her successor has been duly elected and qualified or until his or her earlier resignation or removal.

        The Nominating and Governance Committee of the Board of Directors is responsible for making recommendations to the Board concerning nominees for election as directors and nominees for Board vacancies. When assessing a director candidate's qualifications, the Nominating and Governance Committee will consider the candidate's independence, skills, current and previous occupations, other board memberships and professional experiences in the context of the needs of the Board. In addition, this Committee looks at the overall composition of the Board and how a candidate would contribute to the overall synergy and collaborative process of the Board. The Nominating and Governance Committee has adopted Director Qualification Criteria and Independence Standards, which, in general, require that director candidates have ample experience and a proven record of professional success, leadership and the highest level of personal and professional ethics, integrity and values. The Nominating and Governance Committee seeks qualified candidates with diverse backgrounds, including but not limited to such factors as race, gender and ethnicity. Our Corporate Governance Guidelines provide that the Nominating and Governance Committee will consider director candidates recommended by stockholders, provided such recommendations comply with the process set forth in our bylaws. In assessing such candidates, the Nominating and Governance Committee will consider the same criteria described above. See our Corporate Governance Guidelines and our Director Qualification Criteria and Independence Standards, which may be viewed in the governance section of our website at http://ir.veritivcorp.com, for additional information on the selection of director candidates.

        Each nominee named in this proxy statement has consented to being named in this proxy statement and to serve if elected. If any nominee becomes unable to serve, proxies will be voted for the election of such other person as the Board may designate, unless the Board chooses to reduce the number of director seats. However, the Company has no reason to believe that any nominee will be unable to serve.

        The following are descriptions of the business and public company director experience of our director nominees, including their current principal positions, terms of office, and ages as of March 1, 2016. We have been advised that there are no family relationships among any of our executive officers and directors.

        Daniel T. Henry, 66, has been a director of the Company since June 2014. He served as the Chief Financial Officer of American Express Company, a global financial services company, from October 2007 until his retirement in August 2013 and as its Executive Vice President from February 2007 until his August 2013 retirement. While at American Express, Mr. Henry was responsible for leading the company's finance organization and representing American Express to investors, lenders and rating agencies. Mr. Henry joined American Express in 1990 and served in a variety of senior finance roles including Comptroller. Prior to joining American Express, Mr. Henry was a Partner with Ernst & Young LLP. Mr. Henry brings to the Board of Directors substantial experience and expertise with respect to complex financial systems, public company financial management and reporting, and financial and strategic planning. Mr. Henry also serves as a director of Groupon, Inc. and The Hanover Insurance Group.

        Mary A. Laschinger, 55, has served as Chairman and Chief Executive Officer of the Company since July 2014. Ms. Laschinger also served as Senior Vice President of International Paper Company, a global packaging and paper manufacturing company, from 2007 to July 2014 and as President of its xpedx distribution business from January 2010 to July 2014. She previously served as President of International Paper's Europe, Middle East, Africa and Russia business, Vice President and General Manager of International Paper's Wood Products and Pulp businesses and in other senior management roles at International Paper in sales, marketing, manufacturing and supply chain. Ms. Laschinger joined International Paper in 1992. Prior to joining International Paper, Ms. Laschinger held various positions in product management and distribution at James River Corporation and Kimberly-Clark Corporation. Ms. Laschinger brings to the Board of Directors significant knowledge and executive management experience running domestic and international manufacturing and distribution businesses as well as a deep understanding of Veritiv and the industry in which it operates. Ms. Laschinger also serves as a director of Kellogg Company.

        Tracy A. Leinbach, 56, has been a director of the Company since June 2014. She served as Executive Vice President and Chief Financial Officer of Ryder System, Inc., a global leader in supply chain, warehousing and transportation management solutions, from March 2003 until her retirement in February 2006. Ms. Leinbach served as Executive Vice President of Ryder's Fleet Management Solutions from March 2001 to March 2003, Senior Vice President, Sales and Marketing from September 2000 to March 2001, and Senior Vice President, Field Management from July 2000 to September 2000. Since beginning her career at Ryder in 1985, Ms. Leinbach served in various finance, operations and sales positions of increasing responsibility, including serving Ryder Transportation Services as Managing Director-Europe, Senior Vice President and Chief Financial Officer, Senior Vice President, Business Services and Senior Vice President, Purchasing and Asset Management. Prior to her career with Ryder, Ms. Leinbach, a former licensed CPA, worked in public accounting for Price Waterhouse. Ms. Leinbach brings to the Board of Directors particular knowledge, expertise and perspectives in corporate finance; operations, sales and logistics; strategic planning and risk management; issues regarding the management of a multinational corporation; and financial reporting and accounting issues for large public companies. Ms. Leinbach also serves as a director of Hasbro, Inc. and Forward Air Corporation.

        William E. Mitchell, 71, has been a director of the Company since June 2014. He is the managing partner of Sequel Capital Management, LLC, an investment management firm that he founded in 2010. Mr. Mitchell served as Chairman of the Board of Directors of Arrow Electronics, Inc., a global electronic components and computer products distributor, from May 2006 to December 2009, and also served as Arrow's Chief Executive Officer from February 2003 to May 2009 and as Arrow's President from February 2003 to February 2008. Prior to that, Mr. Mitchell was President of Solectron Global Services, Inc. from 1999 to 2003 and was Chairman, President and Chief Executive Officer of Sequel, Inc. from 1995 to 1999 until its acquisition by Solectron. Mr. Mitchell brings to the Board of Directors extensive experience as president and chief executive officer of a global distribution company, extensive knowledge of international business operations and significant experience in the governance of large publicly-traded corporations. Mr. Mitchell currently serves as a director of Humana, Inc. and Rogers Corporation. In addition to serving as Chairman of Arrow Electronics, Inc., Mr. Mitchell previously served as a director of Brown-Forman Corporation, National Semiconductor Corporation and Spansion, Inc.

        Michael P. Muldowney, 52, has been a director of the Company since June 2014. He is the Chief Financial Officer of Gordon Brothers Group, a global advisory, restructuring and investment firm, a position he assumed in May 2014. From 2012 to May 2014, Mr. Muldowney served as Founder and Chief Executive Officer of Foxford Capital, LLC, a strategic financial advisory and investment management firm. From 2007 to 2011, Mr. Muldowney served as the Executive Vice President and Chief Financial Officer of Houghton Mifflin Harcourt Company, a global educational publishing company. From March 2011 to September 2011, Mr. Muldowney also served as Houghton Mifflin Harcourt Company's Interim Chief Executive Officer. Houghton Mifflin Harcourt Company filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code in May 2012 and emerged with a confirmed plan in June 2012. Previously, Mr. Muldowney served in various capacities, including as Chief Operating Officer, Chief Financial Officer, President and Director, at Nextera Enterprises, Inc., a consulting firm. Early in his career, Mr. Muldowney held various management positions with Marsh & McLennan Companies, including Corporate Controller and Principal of the Mercer Management Consulting subsidiary. Mr. Muldowney, a former Certified Public Accountant, brings to the Board of Directors a broad-based business background, significant financial expertise and leadership skills and experience leading an initial public offering.

        Charles G. Ward, III, 63, has been a director of the Company since June 2014. He was a partner at Perella Weinberg Partners, a global, independent advisory and asset management firm, from March 2012 until his retirement in December 2015. From October 2010 to December 2011, Mr. Ward served as Chief Investment Officer for Arcapita Inc., a private equity firm. Arcapita filed for voluntary reorganization under Chapter 11 of the U.S. Bankruptcy Code in March 2012 and emerged with a confirmed plan in September 2013. From 2002 to 2010, Mr. Ward was President of Lazard Ltd., a leading financial advisory and investment management firm. Prior to that, Mr. Ward served as Global Head of Investment Banking and Private Equity for Credit Suisse First Boston and as a Co-Founder and member of the board of directors of Wasserstein Perella Group, a U.S. investment bank. Mr. Ward brings to the Board of Directors extensive investment banking, capital markets and private equity experience.

        John J. Zillmer, 60, has been a director of the Company since June 2014. He is the retired Executive Chairman of Univar Inc., a leading global distributor of industrial and specialty chemicals and related services, which position he held from May 2012 to December 2012. Mr. Zillmer served as President and Chief Executive Officer of Univar Inc. from October 2009 to May 2012. Prior to joining Univar Inc., Mr. Zillmer was Chairman and Chief Executive Officer of Allied Waste Industries, Inc., the nation's second-largest waste management company, from May 2005 until December 2008, when Allied Waste Industries, Inc. merged with Republic Services, Inc. Previously, Mr. Zillmer spent 18 years at Aramark Corporation, a leading foodservice, facilities and uniforms provider, in roles of increasing responsibility, the last of which was President, Food and Support Services. Mr. Zillmer brings to the Board of Directors strong leadership skills, broad experience with public and private boards of directors, and extensive knowledge in the areas of strategy development and execution, operational efficiencies, management of global operations, capital investments and executive compensation. Mr. Zillmer also serves as a director of Ecolab Inc., Performance Food Group Company and Reynolds American, Inc.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES NAMED IN THIS PROXY STATEMENT FOR ELECTION TO THE BOARD

CORPORATE GOVERNANCE

Corporate Governance Principles

        Our business is managed under the direction of our Board of Directors pursuant to the Delaware General Corporation Law and our bylaws. The Board has responsibility for establishing broad corporate policies and for the overall performance of our Company. The Board is kept advised of company business through regular written reports and analyses and discussions with the Chairman and CEO and other executive officers, by reviewing materials provided to them and by participating in Board and committee meetings.

        The Board has adopted policies and procedures designed to ensure effective governance of the Company. Our corporate governance materials, including our Corporate Governance Guidelines, the charters of each of the standing committees of the Board and our Code of Business Conduct and Ethics, may be viewed in the governance section of our website at http://ir.veritivcorp.com.

        The Nominating and Governance Committee reviews our Corporate Governance Guidelines on a regular basis and proposes modifications to the principles and other key governance practices as warranted for adoption by the Board.

Director Independence

        The Company requires that a majority of its directors be "independent" as defined by the Director Qualification Criteria and Independence Standards and the rules of the NYSE and the SEC. The Board makes a determination as to the independence of each director upon such director's initial appointment and thereafter on an annual basis. The Board has determined that each of the current members of the Board, except for Mary A. Laschinger and Allan R. Dragone, Jr., has no material relationship with the Company and satisfies all the criteria for being "independent" members of our Board within the meaning of the Director Qualification Criteria and Independence Standards and the rules of the NYSE and the SEC.

Board Composition and Leadership Structure

        The Board currently consists of nine directors, only seven of which are standing for re-election at the annual meeting. Our charter and bylaws provide that the Board may increase or decrease the size of the Board and fill any vacancies.

        Ms. Laschinger serves as the Chairman of the Board and CEO of the Company. Our Board has concluded that combining the roles of CEO and Chairman of the Board is the most effective leadership structure for the Company at the present time as it promotes unified leadership and direction for the Company, allowing for a single, clear focus for management to execute the Company's strategic and business plans. In coming to this conclusion, the independent directors considered Ms. Laschinger's vast experience within the Company's industry that affords her a broad and uniquely well-informed perspective on the Company's business, as well as substantial insight into the trends and opportunities that may affect the Company's future. The combination of the Chairman and CEO roles is balanced by the appointment of a Presiding Director, as well as a majority of our Board being comprised of independent directors. As discussed further below, the Presiding Director is responsible for providing leadership to our Board when circumstances arise in which the joint role of the Chairman and CEO may be, or may be perceived to be, in conflict and chairing those Board sessions that are attended only by independent directors. Our Board believes that having a Presiding Director as part of its leadership structure promotes greater management accountability and ensures that directors have an independent contact on matters of concern to them.

Board Meetings, Executive Sessions and Presiding Director

        During 2015, the Board met six times and each director nominee attended at least 75% of the total number of Board meetings and meetings of the standing committees on which he or she served. Our independent directors meet at regularly scheduled executive sessions at least semiannually without management representatives or non-independent directors present. Executive sessions generally coincide with regularly scheduled meetings of the Board. As provided in the Company's Corporate Governance Guidelines, executive sessions are chaired by the Presiding Director. The independent members of the Board, based on the recommendation of the Nominating and Governance Committee, elected Mr. Mitchell to serve as Presiding Director until the 2016 annual meeting and expect to elect him to continue in that role for another one-year term, subject to his re-election at the 2016 annual meeting.

        The responsibilities of the Presiding Director include (i) convening and presiding over executive sessions attended only by independent and non-employee directors; (ii) in consultation with the Compensation and Leadership Development Committee, organizing the process pursuant to which the independent directors shall evaluate the performance of the Chairman and CEO; (iii) coordinating, developing agenda items, moderating and maintaining a record of all meetings of independent directors; (iv) consulting with the Chairman and CEO regarding agenda items and other logistics for Board meetings; (v) serving as a liaison between non-management directors and the Chairman and CEO and other leadership team members, particularly with respect to sensitive matters; and (vi) participating in the director recruitment process along with the Chairman and CEO and the Nominating and Governance Committee. The Presiding Director is also available to receive direct communications from stockholders through Board approved procedures and may periodically, as directed by our Board, be asked to speak for the Company or perform other responsibilities.

Annual Meeting Attendance

        Our Corporate Governance Guidelines provide that members of the Board are expected to attend annual stockholder meetings, and eight of the nine directors serving on the date of last year's annual meeting attended that meeting.

Board Committees

        The standing committees of the Board are the Audit and Finance Committee, the Compensation and Leadership Development Committee and the Nominating and Governance Committee. All of the standing committees are comprised entirely of independent directors in accordance with the NYSE listing standards. The table below shows current members of each of the committees and the number of meetings of each committee held in 2015:

Name	Audit and Finance Committee	Compensation and Leadership Development Committee	Nominating and Governance Committee
Daniel T. Henry	Chair	✓
Tracy A. Leinbach	✓		✓
William E. Mitchell			Interim Chair
Michael P. Muldowney	✓	✓
Charles G. Ward, III	✓		✓
John J. Zillmer		Chair	✓
Number of Meetings	6	4	3

Audit and Finance Committee

        The principal functions of the Audit and Finance Committee include:

  •
  reviewing and discussing with the independent auditors of the Company the scope and thoroughness of the independent auditors' examination and reports, and judgments made, and considering recommendations of the independent auditors;

  •
  reviewing and discussing with management of the Company analyses prepared, the scope and thoroughness of review, and judgments made;

  •
  appointing the independent auditor and pre-approving all services and related fees for the year;

  •
  preparing and approving the committee report required by the rules of the SEC for inclusion in the Company's annual proxy statement and annual report to stockholders;

  •
  reviewing the independent auditor's qualifications, performance and independence;

  •
  reviewing the sufficiency and effectiveness of the Company's system of internal controls, including compliance with legal and regulatory requirements;

  •
  reviewing and discussing the Company's quarterly and annual filings on Form 10-Q and Form 10-K, respectively;

  •
  reviewing periodically the Company's antifraud programs and controls;

  •
  evaluating enterprise risk issues and risk management policies;

  •
  reviewing and authorizing capital structure plans, significant commitments or contingent liabilities, and capital expenditures, financings, acquisitions and divestments; and

  •
  performing other functions or duties deemed appropriate by the Board.

        Our Board has determined that each member of the Audit and Finance Committee satisfies all applicable financial literacy requirements, each member meets the definition of an "audit committee financial expert" as defined by the SEC and each member is "independent" as defined by the listing standards of the NYSE.

        The Audit and Finance Committee charter is posted in the governance section of the Company's website at http://ir.veritivcorp.com.

Compensation and Leadership Development Committee

        The principal functions of the Compensation and Leadership Development Committee include:

  •
  establishing, periodically reviewing and implementing the Company's compensation philosophy;

  •
  determining the corporate and individual performance measures and objectives of the Company's executive officers;

  •
  assuring that the total compensation paid to the Company's executive officers is fair, equitable and competitive, based on an internal review and comparison to survey data;

  •
  approving and administering the terms and policies of the Company's long-term incentive compensation programs for executive officers;

  •
  approving and administering the terms and policies of the Company's short-term incentive compensation programs for executive officers;

  •
  approving the Company's performance achievement as measured against its incentive compensation plan metrics and the resulting payouts;

  •
  reviewing and approving employment agreements, severance agreements and change in control agreements, and any additional special or supplemental benefits;

  •
  considering employee benefit programs generally and reviewing and approving changes to same;

  •
  reviewing at least annually senior management succession planning and policies and programs for the development of leadership personnel;

  •
  preparing and approving the report of the compensation committee required by the rules of the SEC for inclusion in the Company's annual proxy statement and annual report to stockholders; and

  •
  performing other functions or duties deemed appropriate by the Board.

        The Compensation and Leadership Development Committee charter is posted in the governance section of the Company's website at http://ir.veritivcorp.com.

Nominating and Governance Committee

        The principal functions of the Nominating and Governance Committee include:

  •
  developing qualifications/criteria for selecting and evaluating director nominees and evaluating current directors;

  •
  considering and proposing director nominees for election to the Board;

  •
  selecting candidates to fill Board vacancies as they may occur;

  •
  making recommendations to the Board regarding the committees' memberships;

  •
  reviewing and making recommendations with respect to the compensation (including equity-based compensation plans) of non-employee directors, including the Presiding Director;

  •
  developing and generally monitoring the Company's Corporate Governance Guidelines and procedures;

  •
  addressing possible and actual conflicts of interest and any other potential issues concerning a director's compliance with the Company's Code of Business Conduct and Ethics, including, but not limited to, compliance with the Related Person Transaction Policy;

  •
  administering the annual evaluation of the Board; and

  •
  performing other functions or duties deemed appropriate by the Board.

        The Nominating and Governance Committee charter is posted in the governance section of the Company's website at http://ir.veritivcorp.com.

Communications with the Board

        Interested parties who wish to communicate with members of the Board as a group, with non-employee or independent directors as a group, or with individual directors, may do so by writing to Board Members c/o Corporate Secretary, Veritiv Corporation, 1000 Abernathy Road NE, Building 400, Suite 1700, Atlanta, Georgia 30328. The directors have requested that the Corporate Secretary act as their agent in processing any communications received. All communications that relate to matters that are within the scope of responsibilities of the Board and its committees will be forwarded to the appropriate directors. Communications relating to matters within the responsibility of one of the committees of the Board will be forwarded to the chair of the appropriate committee. Communications relating to ordinary business matters are not within the scope of the Board's responsibility and will be forwarded to the appropriate officer at the Company. Solicitations, advertising materials, and frivolous or inappropriate communications will not be forwarded.

Related Person Transaction Policy

        The Board recognizes that transactions with Related Persons (as defined below) present a potential for conflict of interest (or the perception of a conflict) and, together with the Company's senior management, the Board has enforced the conflict of interest provisions set forth in the Company's Code of Business Conduct and Ethics. All employees and members of the Board are subject to the Company's Code of Business Conduct and Ethics. Additionally, we have adopted a written policy regarding review and approval of related party transactions by the Audit and Finance Committee (the "Related Person Transaction Policy"). The Related Person Transaction Policy is posted in the governance section of the Company's website at http://ir.veritivcorp.com.

        The Company's Related Person Transaction Policy defines a "Related Person" as any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of the Company or a nominee to become a director of the Company; any person who is known to be the beneficial owner of more than 5% of our common stock; any immediate family member of any of the foregoing persons, including any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is a general partner or, for other ownership interests, a limited partner or other owner in which such person has a beneficial ownership interest of 10% or more.

        Pursuant to the terms of the Related Person Transaction Policy, any Related Person Transaction is required to be reported to the General Counsel, who will then determine whether it should be submitted to our Audit and Finance Committee for consideration (or if it is not practicable or desirable for the Company to wait until the next regularly scheduled Audit and Finance Committee meeting, to the Chair of the Audit and Finance Committee). The Audit and Finance Committee, or where submitted to the Chair of the Audit and Finance Committee, the Chair, must then review and decide whether to approve any Related Person Transaction. When applicable, the Chair of the Audit and Finance Committee shall report to the Audit and Finance Committee at its next meeting any approval under the policy pursuant to the Chair's delegated authority.

        For the purposes of the Related Person Transaction Policy, a "Related Person Transaction" is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we (including any of our subsidiaries) were, are or will be a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect interest.

        There were no transactions considered to be a Related Person Transaction from January 1, 2015 through the date of this proxy statement.

Board Role in Risk Oversight

        Management is responsible for identifying and prioritizing enterprise risks facing the Company. The Board, in turn, is responsible for ensuring that material risks are managed appropriately. The Board and its committees regularly review material strategic, operational, financial, compensation and compliance risks with management.

        The Audit and Finance Committee is responsible for discussing our overall risk assessment and risk management practices, as set forth in the Audit and Finance Committee's charter. The Audit and

Finance Committee also performs a central oversight role with respect to financial and compliance risks, and periodically reports on its findings to the full Board. In addition, the Audit and Finance Committee is responsible for assessing risk, including internal control over financial reporting, related to our capital structure and significant financial exposures, and regularly evaluates financial risks associated with such programs.

        The Compensation and Leadership Development Committee oversees risk management as it relates to our compensation plans, policies and practices in connection with structuring our executive compensation programs and reviewing our incentive compensation programs for other employees and has reviewed with management whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on us.

        The Nominating and Governance Committee oversees risks related to our governance structure and processes, including whether they are successful in preventing illegal or improper liability-creating conduct.

Director Compensation

        Cash Compensation.    Each of our non-employee directors receives an annual cash retainer of $85,000. The director who serves as chair of the Audit and Finance Committee receives an additional annual cash retainer of $20,000, the director who serves as chair of the Compensation and Leadership Development Committee receives an additional annual cash retainer of $15,000, and the director who serves as chair of the Nominating and Governance Committee receives an additional annual cash retainer of $10,000. Our Presiding Director receives an additional annual cash retainer of $25,000. We do not provide any per-meeting compensation to any of our directors. All members of our Board are reimbursed for their reasonable costs and expenses incurred in attending our Board meetings.

        Equity-Based Compensation.    Each of our non-employee directors receives an annual equity-based award with a grant date fair value of $125,000. The equity-based awards granted to our directors are made pursuant to our 2014 Omnibus Incentive Plan.

        2015 Director Compensation.    The following table summarizes the compensation that we paid or awarded to our non-employee directors in 2015. Ms. Laschinger did not receive compensation for her service as a director. Information regarding compensation for Ms. Laschinger can be found in the "Executive Compensation" section of this proxy statement.

Name	Fees Earned or Paid in Cash	Equity-based Awards(1)(2)	Total
Allan R. Dragone, Jr.	$85,000	$125,000	$210,000
Daniel T. Henry	$105,000	$125,000	$230,000
Tracy A. Leinbach	$85,000	$125,000	$210,000
Seth A. Meisel	$95,000	$125,000	$220,000
William E. Mitchell	$110,000	$125,000	$235,000
Michael P. Muldowney	$85,000	$125,000	$210,000
Charles G. Ward, III	$85,000	$125,000	$210,000
John J. Zillmer	$100,000	$125,000	$225,000

(1)
The amounts disclosed in the "Equity-based Awards" column represent the aggregate grant date fair value of cash-settled deferred share units granted during 2015 as determined pursuant to Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (FASB ASC Topic 718). The reported amount represents the annual equity-based compensation target of $125,000. See Note 15 to the Consolidated and Combined Financial Statements included in our Annual Report on Form 10-K for the year ended

  December 31, 2015 for a discussion of the relevant assumptions used in calculating the amounts reported for the applicable year.

(2)
As of December 31, 2015, each individual who served as a non-employee director during 2015 held the following number of deferred share units:

Name	Deferred Share Units
Allan R. Dragone, Jr.	5,436
Daniel T. Henry	5,436
Tracy A. Leinbach	5,436
Seth A. Meisel	5,436
William E. Mitchell	5,436
Michael P. Muldowney	5,436
Charles G. Ward	5,436
John J. Zillmer	5,436

        Agreements with Allan R. Dragone, Jr.    Mr. Dragone previously served as the Chief Executive Officer of Unisource Worldwide,  Inc. ("Unisource"). In connection with the Transactions discussed on page 21, UWW Holdings, Inc., the parent company of Unisource, merged with and into Veritiv and Mr. Dragone ceased to serve as an employee of Unisource. As a result, Mr. Dragone became entitled to certain severance and other benefits under his Employment Agreement and his Separation and Non-Competition Agreement with UWW Holdings, Inc. As a result of the Transactions, Veritiv became obligated to provide these severance and other benefits to Mr. Dragone. From January 1, 2015 through March, 2016, Veritiv has paid Mr. Dragone a total of approximately $2.6 million in severance pursuant to such agreements. Additionally, pursuant to the Employment Agreement, Mr. Dragone exercised his right to sell his personal residence to the Company for its appraised fair value and Veritiv completed the purchase of the residence in February 2015 for $4.6 million.

        Stock Ownership Guidelines.    The stock ownership guidelines adopted by the Board in March 2015 require our non-management directors to hold all of their annual stock retainer awards until such time as they no longer serve as a non-management director of the Company. Ms. Laschinger is subject to the management stock ownership guidelines described on page 32.

AUDIT AND FINANCE COMMITTEE REPORT

        The Audit and Finance Committee of the Board of Directors serves as the representative of the Board for general oversight of our financial accounting and reporting, systems of internal control, audit process and monitoring compliance with laws and regulations and standards of business conduct. The Board has adopted a written charter for the Audit and Finance Committee. Management has responsibility for preparing our financial statements as well as for our financial reporting process. Deloitte & Touche LLP ("Deloitte"), acting as independent accountant, is responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles in the United States.

        In this context, the Audit and Finance Committee hereby reports as follows:

          (1)   The Audit and Finance Committee has reviewed and discussed the audited financial statements for fiscal year 2015 with management.

          (2)   The Audit and Finance Committee has discussed with Deloitte the matters required to be discussed by the Statement on Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

          (3)   The Audit and Finance Committee has received the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte's communications with the Audit and Finance Committee concerning independence and has discussed with Deloitte its independence.

          (4)   Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit and Finance Committee recommended to the Board, and the Board has approved, that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2015, for filing with the SEC.

        This Audit and Finance Committee Report shall not be deemed to be "filed" with the SEC or subject to Section 18 of the Exchange Act.

AUDIT AND FINANCE COMMITTEE
Daniel T. Henry, Chairman Tracy A. Leinbach Michael P. Muldowney Charles G. Ward, III

 PRINCIPAL ACCOUNTANT FEES AND SERVICES

        Generally, the Audit and Finance Committee approves each year the specific types and estimated amounts of all audit and non-audit services that are contemplated to be performed by our independent registered public accounting firm during that calendar year, before any such work commences. The Chairman of the Audit and Finance Committee may approve other services not prohibited by applicable law or regulation and not previously approved by the Audit and Finance Committee up to $250,000 at any one time. The Chairman may also approve services previously approved by the Audit and Finance Committee at amounts up to $250,000 higher than previously approved by the Audit and Finance Committee. In either case, the Chairman will report his approval of such additional services and/or amounts to the Audit and Finance Committee at its next scheduled meeting or at a special meeting, which may be called in the absolute discretion of the Chairman, and such amounts are subject to Committee ratification. The Chairman may also defer to the Audit and Finance Committee with respect to any such additional services or amounts. The Chairman and/or the Audit and Finance Committee is authorized to approve such additional non-audit services without limit after they determine that such services will not impair the independence of the independent registered public accounting firm.

        Aggregate fees for professional services rendered by Deloitte for the years ended December 31, 2015 and 2014 were as follows:

	2015	2014
Audit Fees	$4,764,400	$5,325,000
Audit-Related Fees	1,408,321	15,700
Tax Fees	52,525	—
All Other Fees	—	—

Total	$6,225,246	$5,340,700

        Audit Fees.    Audit fees for the years ended December 31, 2015 and 2014 were for professional services rendered by Deloitte for: (a) the audits of the consolidated financial statements of the Company as of and for the years ended December 31, 2015 and 2014; (b) for 2014, review of the financial statements included in the Company's Registration Statement on Form S-1; (c) reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q; and (d) consents and review of other documents filed with the SEC.

        Audit-Related Fees.    Audit-Related fees for the year ended December 31, 2015 consisted of Sarbanes-Oxley Section 404 readiness services, review of the Company's Registration Statement on Form S-3, statutory audits of certain of the Company's international subsidiaries and subscription to Deloitte's Accounting Research Tool. Audit-Related fees for the year ended December 31, 2014 consisted of review of the Company's Registration Statement on Form S-8 and subscription to Deloitte's Accounting Research Tool.

        Tax Fees.    Tax fees for the year ended December 31, 2015 consisted of compliance and planning advice related to federal, state, and international tax matters. There were no tax fees billed for the year ended December 31, 2014.

        All Other Fees.    There were no other fees billed for the years ended December 31, 2015 and 2014.

        All of the Audit and Audit-Related fees disclosed above were approved by either the International Paper Company Audit and Finance Committee for fees incurred prior to July 1, 2014 or by the Veritiv Audit and Finance Committee for fees incurred on and after July 1, 2014, in each case prior to material substantive work having been performed.

 PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        Our Audit and Finance Committee, pursuant to its charter, has appointed Deloitte as our independent registered public accounting firm for 2016. Deloitte has served in this capacity beginning in 2014.

        While the Audit and Finance Committee is responsible for the appointment, compensation, retention, termination and oversight of the independent registered public accounting firm, the Audit and Finance Committee and our Board are requesting, as a matter of good corporate governance, that the stockholders ratify the appointment of Deloitte as our independent registered public accounting firm. The Audit and Finance Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if the stockholders do not ratify the appointment, the Audit and Finance Committee may investigate the reasons for stockholder rejection and may consider whether to retain Deloitte or to appoint another independent registered public accounting firm. Furthermore, even if the appointment is ratified, the Audit and Finance Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our stockholders or the Company.

        A formal statement by representatives of Deloitte is not planned for the annual meeting. However, Deloitte representatives are expected to be present at the meeting and available to respond to appropriate questions.

OUR BOARD OF DIRECTORS AND THE AUDIT AND FINANCE COMMITTEE UNANIMOUSLY RECOMMEND A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2016

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

        This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the compensation decisions the Compensation and Leadership Development Committee (the "Committee") has made under those programs and the factors considered in making those decisions. While the Committee determines the compensation of all of the Company's executive officers (with the exception of the Chairman and CEO, whose compensation is determined by the Company's Board of Directors), this discussion and analysis focuses on the named executive officers as of December 31, 2015 (the "NEOs"). The NEOs are:

Name	Position
Mary A. Laschinger	Chairman of the Board and Chief Executive Officer
Stephen J. Smith	Senior Vice President and Chief Financial Officer
Thomas S. Lazzaro	Senior Vice President, Field Sales and Operations
Joseph B. Myers	Former Senior Vice President, Facility Solutions, Strategy, and Commercial Excellence*
Mark W. Hianik	Senior Vice President, General Counsel and Corporate Secretary

*
Mr. Myers's final day with the Company was December 31, 2015.

        This discussion and analysis of our compensation program for the NEOs should be read in conjunction with the accompanying tables and text disclosing the compensation awarded to, earned by or paid to the NEOs.

Our History as a Public Company

        Veritiv was formed on July 1, 2014 (the "Closing Date") when International Paper Company completed a spin-off of its xpedx business to the International Paper stockholders (the "Spin-off"), forming a new public company. Immediately following the Spin-off, UWW Holdings, Inc. ("UWWH") merged with and into Veritiv (the "Merger"). The Spin-off and the Merger are collectively referred to as the "Transactions." Due to the Company's formation on July 1, 2014, compensation amounts generally reflect six months of compensation for 2014 and a full year for 2015.

Compensation Philosophy

        Our goal is to foster an environment of collaboration, enthusiasm and drive, with a passion for success and an expectation to win, to enable us to create an integrated, successful company that meets our commitments to stockholders, customers and employees. Our 2015 priorities included:

  •
  meeting our financial commitments;

  •
  delivering operational excellence;

  •
  remaining customer focused; and

  •
  developing our people.

        The Company's compensation philosophy is that compensation programs for all employees, including executive officers:

  •
  be competitive with similar companies to attract and retain key talent and outstanding leaders;

  •
  align the interests of the Company's executive officers and other participants with the interests of the Company's stockholders;

  •
  ensure line-of-sight to key performance measures and Company results to align key leaders with the Company's long-term vision and growth;

  •
  reward employees based on performance and their individual contributions that support the Company's success;

  •
  motivate employees to strive to exceed performance targets by providing creative solutions and tools to fuel the Company's growth; and

  •
  be cost-effective and affordable for the Company.

        The Company has designed its compensation programs to reflect each of these elements. The performance-based incentives seek to reward both short-term and long-term results and to align the interests of the Company's executive officers and other participants with the interests of the Company's stockholders.

2015 Say On Pay Vote

        At our 2015 Annual Meeting of Stockholders, we held our first "say-on-pay" vote and approximately 93% of the votes cast were voted in favor of our executive compensation program. In light of this strong show of support, we did not make any specific changes to our program in response to this vote.

Pay for Performance

        The Company's goal is to tie executive compensation to Company performance. The Committee views Company performance in two ways:

  •
  the Company's operating performance, including results against annual and long-term targets, and

  •
  return to stockholders over time, both on an absolute basis and relative to other companies, including our comparator group (see page 27).

Summary of Executive Compensation Practices

        We would summarize our compensation practices as follows:

What We Do		What We Don't Do
✓	Align programs with the interests of stockholders	×	No dividends or dividend equivalents on unearned performance shares or share units
✓	Pay for performance	×	No backdating or repricing of stock options
✓	Mitigate risk of compensation programs	×	No tax gross-ups on perquisites except for
✓	Have strong stock ownership requirements		limited expenses related to relocation
	and a share retention policy	×	No pledging of Company stock by executive
✓	Use an independent compensation consulting		officers or directors
	firm, engaged by, and reporting directly to,	×	No hedging transactions or short sales by
	the Compensation Committee, which provides		executive officers or directors
	no other services to the Company	×	No excise tax gross-ups upon a change in
✓	Provide reasonable post-employment / change		control
	in control provisions	×	No pension or supplemental executive
✓	Require double trigger vesting for cash		retirement program except frozen legacy
	severance payments and stock awards		plans and certain union plans

What We Pay and Why: Elements of Compensation

        Our annual compensation program has three elements that comprise total direct compensation: base salary, annual incentive and long-term incentive. The majority of total direct compensation is performance-based. We also provide various benefit and retirement programs. The overview below shows the elements of our annual compensation program and describes why each element is provided. Additional information is provided below the overview.

Total Direct Compensation

Base Salary

        The Company's goal is for compensation paid to executive officers to be competitive enough to attract and retain qualified individuals, but not excessive.

        The Committee determines a base salary for each executive officer based on the scope and complexity of the role, internal relativity, external competitiveness and input from the Committee's consultant and individual performance.

        The Summary Compensation Table shows actual salaries paid during 2015 and the six months of 2014 that Veritiv was in existence. Base salaries for 2015 are shown below.

Executive	2015 Base Salary Rate
Mary A. Laschinger	$1,000,000
Stephen J. Smith	$550,000
Thomas S. Lazzaro	$510,000
Joseph B. Myers	$510,000
Mark W. Hianik	$450,000

Annual Incentive Program—What it Rewards and How it Works

        The Company's annual incentive plan is the primary cash compensation element used to reward accomplishments against established business goals in a given year. The Committee determines an annual incentive target for each executive officer based on the scope and complexity of the role, internal relativity, external competitiveness and input from the Committee's consultant. Annual incentives for 2015 were determined under the 2015 Veritiv Annual Incentive Plan (the "2015 AIP"). In 2015 approximately 780 employees participated in the 2015 AIP.

        The NEOs' awards under the 2015 AIP were determined by the formula below:

Base Salary × Bonus Target % × Company Performance Factor
+/– Individual Performance Adjustment

        Performance in 2015 was measured from January 1, 2015 through December 31, 2015, and the ultimate payout to each participant was determined based on the following steps:

  •
  Bonus Target:  The 2015 bonus target percentages and the survey data used to inform them were reviewed and approved by the Committee as described in the section "How We Make Compensation Decisions." The 2015 bonus target percent for each NEO is shown below:

Executive	2015 Bonus Target as % of Salary
Mary A. Laschinger	100%
Stephen J. Smith	85%
Thomas S. Lazzaro	70%
Joseph B. Myers	70%
Mark W. Hianik	60%
  •
  Determine Company Performance Factor:  Determined based on the Company's actual Adjusted EBITDA (as defined below) performance as compared to the following pre-determined targets:

2015 Adjusted EBITDA	Company Performance Factor (% of Target)
$219 million or above	200%
$175 million	100%
$131 million	50%
< $131 million	0%

Payouts for performance between levels were interpolated on a straight-line basis

    For purposes of the 2015 AIP, "Adjusted EBITDA" is defined as net income before interest, income taxes, depreciation and amortization, and other adjustments as may be permitted in determining the Company's "Consolidated EBITDA" pursuant to the Company's asset-backed lending facility.

  •
  Determine Individual Performance Factor:  The Committee may adjust an award to reflect the Committee's assessment of each individual's performance, contributions to the Company's performance for the year, and achievements in areas that are not as readily quantifiable (such as integration results). For 2015, the Committee made adjustments based on individual performance; those adjustments are reflected in the Summary Compensation Table on page 35.

        The Company's actual Adjusted EBITDA performance for 2015 was approximately $182 million, which resulted in a Company performance factor of 115%.

        The Committee then reviewed awards considering their assessment of each individual's performance contributions to the Company's performance for the year. The 2015 AIP awards to the NEOs are shown in the Summary Compensation Table on page 35.

        Additionally, the Committee approved the CEO Award for Outstanding Contribution program ("CEO Award"), which is a discretionary bonus pool of $5 million, intended to recognize employees for extraordinary contributions above and beyond their day-to-day responsibilities. All our salaried non-union employees (including all the executive officers other than the Chairman and CEO) were eligible to receive awards under this program. Awards were paid in cash in March 2016. Each NEO (with the exception of the Chairman and CEO) received a CEO Award for 2015 for their leadership in driving the culture. These awards are included in the Summary Compensation Table in the Bonus column.

        The design for the 2016 annual incentive plan is substantially similar to that for the 2015 AIP, with Adjusted EBITDA as the primary financial measure and the ability to modify the award based on individual performance. Our 2016 short-term incentives also include a CEO Award program with a discretionary bonus pool of $5 million.

Annual Long-Term Incentive Program

        The Company provides long-term incentives to tie the interests of executives to the interests of our stockholders and to motivate and retain key talent. The Committee sets long-term equity targets for each position at the senior executive levels. The long-term incentive target opportunities for 2015 and 2016 were determined by the scope and complexity of the role, internal relativity, external competitiveness and input from the Committee's consultant. The Committee did not target a specific percentile ranking against our comparator group.

        Veritiv's Long-Term Incentive Program consists of restricted stock units ("RSUs") and two types of performance share units ("PSUs"). The initial grant was made on January 1, 2015 and is shown in the Summary Compensation Table. Grants are intended to be made annually. Award sizes were developed with respect to market data based on the scope and complexity of the role as well as internal relativity, external competitiveness and input from the Committee's consultant as discussed more fully in the section entitled "How We Make Compensation Decisions".

Grant Value and Mix

        On January 1, 2015, the Committee granted a mix of RSUs and two types of PSUs to the NEOs. These grants are shown in the Summary Compensation Table on page 35 and in the Grants of Plan-Based Awards Table on page 37. A similar grant was made on January 1, 2016 and will be shown in the Grants of Plan-Based Awards Table in next year's proxy. The long-term incentive targets for 2015 are shown below.

Executive	2015 Long-Term Incentive Target
Mary A. Laschinger	$3,500,000
Stephen J. Smith	$1,100,000
Thomas S. Lazzaro	$892,500
Joseph B. Myers	$765,000
Mark W. Hianik	$540,000

        The NEOs received the same mix of PSUs and RSUs with the same performance terms and other conditions as other equity-eligible U.S. participants. Dividends are not paid or accrued on unvested, unearned or unpaid RSUs or PSUs.

        RSUs and PSUs reflect Company performance in several ways:

•

the Company's Adjusted EBITDA performance, including results against annual and long-term targets,

•

return to stockholders over time relative to other companies, and

•

return to stockholders on an absolute basis.

Performance Share Units

        PSUs are the right to earn a range, depending on performance, of Veritiv shares at the end of three years (with no cash outlay required) if specified performance goals are attained, assuming continued employment. PSUs are denominated and paid in shares of Veritiv common stock.

        There are two types of PSUs, those earned through achievement of Adjusted EBITDA goals and those earned through Veritiv Total Shareholder Return ("TSR") performance relative to a group of peer companies whose stock is expected to be impacted by the same economic factors and secular trends as Veritiv.

        The Adjusted EBITDA goals are challenging but capable of being attained with superior performance. Adjusted EBITDA is measured over three 1-year periods (calendar years 2015, 2016 and 2017) with performance goals set annually. One-third of each award is earned for each annual achievement, with ultimate vesting and payout of earned shares to occur at the end of the full 3-year period.

        TSR relative to peers is measured over the one-, two- and three-year cumulative periods, beginning January 1, 2015 and ending December 31, 2015, 2016 and 2017, with ultimate vesting of earned shares at the end of the full three-year period. The payout based on Veritiv's relative TSR ranking compared to the TSR Performance Peer Group is shown below.

Veritiv TSR Ranking vs. TSR Performance Peer Group
Ranking vs. Peers	% of Target Earned
90th Percentile or higher	200%
70th Percentile	150%
50th Percentile	100%
25th Percentile	50%
< 25th Percentile	0%

        The TSR comparator group for 2015 grants was comprised of 34 publicly traded companies with at least $300 million in revenues and whose stocks are impacted by the same economic factors and secular trends as Veritiv.

2015 TSR Performance Peer Group

Anixter International Inc.*	KapStone Paper and Packaging Corporation
Applied Industrial Technologies, Inc.	MSC Industrial Direct Co. Inc.
Arrow Electronics, Inc.*	Neenah Paper, Inc.
Avery Dennison Corporation	Office Depot, Inc.*
Avnet, Inc.*	Packaging Corporation of America
Bemis Company, Inc.	PH Glatfelter Co.
Brady Corporation	R.R. Donnelley & Sons Company
Deluxe Corporation	Resolute Forest Products Inc.
Domtar Corporation	ScanSource, Inc.
Ennis Inc.	Sealed Air Corporation
Essendant Inc. (formerly United Stationers Inc.)	Sonoco Products Co.
Fastenal Company*	Staples, Inc.*
Genuine Parts Company*	W.W. Grainger, Inc.*
Graphic Packaging Holding Company	Wausau Paper Corporation
InnerWorkings Inc.	WESCO International Inc.*
International Paper Kaman Corporation	WestRock Company (formerly MeadWestvaco Corporation and Rock-Tenn Company)

*
also in Compensation Comparator Group

Time-Based Restricted Stock Units

        RSUs represent a promise to pay the value of a share of Veritiv stock at the time of vesting (three years after grant) with no cash outlay required, assuming continued employment. RSUs provide retention over the vesting period, and are denominated in and paid in shares of Veritiv common stock.

2015 Target Total Direct Compensation

        As described above, target total direct compenasation for 2015 for each NEO would be as follows:

Name	2015 Base Salary Rate	2015 Bonus Target	2015 Long-term Incentive Target	2015 Target Total Direct Compensation
Mary A. Laschinger	$1,000,000	$1,000,000	$3,500,000	$5,500,000
Stephen J. Smith	$550,000	$467,500	$1,100,000	$2,117,500
Thomas S. Lazzaro	$510,000	$357,000	$892,500	$1,759,500
Joseph B. Myers	$510,000	$357,000	$765,000	$1,632,000
Mark W. Hianik	$450,000	$270,000	$540,000	$1,260,000

Long-Term Transition Incentive Awards Made in 2014

        In 2014, our formation year, the Committee made one-time long-term cash transition awards instead of equity awards to induce and retain approximately 55 executives following the consummation of the Transactions. These executives included Ms. Laschinger, Mr. Smith, Mr. Lazzaro, Mr. Myers and Mr. Hianik.

        A portion of these transition awards vested at the end of each of 2014 and 2015; the remaining portion vests at the end of 2016 with 50% based on continued employment and 50% based on the Company's achievement of targeted Adjusted EBITDA results for the relevant performance period. The transition awards are denominated in dollars and paid in cash. Vesting percentages for the portion of the transition awards that are based on the Company's achievement of Adjusted EBITDA results are interpolated for performance levels between threshold and target or target and maximum. The transition awards that vested in 2014 were paid out in cash in March 2015 and vested based on a combination of service and Adjusted EBITDA results over the period beginning July 1, 2014 and ending December 31, 2014. The transition awards that vested in 2015 were paid out in cash in March 2016 and vested based on a combination of service and Adjusted EBITDA results over the period from July 1, 2014 through December 31, 2015. The cash amounts paid for the portion of the award (50%) that vested based on continued employment and were paid in March 2015 and March 2016 are shown in the "Bonus" column on the Summary Compensation Table. The cash amounts paid for the portion of the award (50%) that vested based on the Company's achievement of targeted Adjusted EBITDA results are shown in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table. The 2015 Adjusted EBITDA results were slightly below the performance target and, as a result, the performance component resulted in a payout of 92% of target. The Adjusted EBITDA target for the performance period beginning July 1, 2014 and ended December 31, 2015 was $274 million.

        The Adjusted EBITDA target for the transition awards that vest in 2016 is challenging but capable of being attained with superior performance. Those transition awards vesting in 2016 will be reported in future Summary Compensation Tables.

Benefit Programs

        We provide market-based health and wellness and retirement and savings programs designed to attract and retain talent, protect our employees against financial catastrophes that result from illness, disability and death, and to encourage employees to save for their retirement needs. Our NEOs participate in the same benefit programs as our salaried non-union employees. These benefits include medical, dental, life and disability insurance coverage. Our NEOs also participate in the Veritiv Retirement Savings Plan (the "401(k) Plan"). The 401(k) Plan is the primary Company-provided retirement plan for employees. The 401(k) Plan allows eligible participants to make contributions, up to legal limits, and provides a Company matching contribution of 100% on the first 3% of pay contributed plus 50% on the next 2% of pay contributed. The Company does not maintain any active defined benefit plans for its NEOs.

        None of our NEOs elected to participate in a qualified defined benefit plan or a nonqualified defined benefit plan. Our NEOs may elect to participate in the Veritiv Deferred Compensation Savings Plan (the "Deferred Compensation Plan") for eligible participants. Under the Deferred Compensation Plan, participants may elect to defer up to 85% of their base salary or commissions and up to 85% of their annual incentive bonus. None of our NEOs elected to participate in the Deferred Compensation Plan in 2015.

Severance Compensation

        The opportunity for severance compensation is provided to Ms. Laschinger under the terms of her employment agreement and to approximately 50 other executives, including our NEOs, under the Company's Executive Severance Plan, which the Company adopted in March 2015 (the "Executive Severance Plan"). The certainty afforded by severance compensation fosters a long-term perspective and permits executives to focus on executing the Company's strategy and enhancing sustainable stockholder value without undue concern or distraction.

        The Company's severance policies are designed to be fair and competitive to aid in attracting and retaining experienced executives. When recruited from another company, the executive generally will seek to be protected in the event he or she is terminated without cause or if the Company takes actions giving him or her good reason to terminate his or her employment with us. The Company believes that the protection it provides—including the level of severance payments and post-termination benefits—is appropriate in terms of fostering long-term value enhancing performance, and within the range of competitive practice, thereby facilitating recruitment and retention of key talent.

        In line with competitive practices, an executive is entitled to enhanced severance payments and benefits should the executive's employment be terminated without cause or if certain senior executives were to terminate for good reason in each case either six months prior to or within two years after a change in control. This protection, while potentially costly, provides a number of important benefits to the Company. First, it permits an executive to evaluate a potential change in control transaction relatively free of concern for his or her own situation, thereby lessening any conflict between his or her own interests and those of the Company's stockholders. Second, change in control transactions take time to unfold, and a stable management team can help to preserve our operations in order to enhance the value delivered to the Company's stockholders from a transaction or, if no transaction is consummated, to ensure that the Company's business will continue without undue disruption afterwards. The Company believes that the potential cost of executive change in control severance payments and benefits would be well within the range of reasonable industry practice, and represents an appropriate cost relative to the benefits to the Company and its stockholders.

        The Executive Severance Plan provides for salary and limited benefit continuation in the event of a Company-initiated termination of employment without cause or a termination initiated by certain senior executives based on good reason. Cash severance multiples are as shown below for all NEOs except for Ms. Laschinger (see the discussion of Ms. Laschinger's employment agreement on page 32).

Executive	Cash Severance Upon Termination not in Connection with a Change in Control	Cash Severance in Connection with a Change in Control
Stephen J. Smith Thomas S. Lazzaro Joseph B. Myers Mark W. Hianik	Base salary for 18 months, plus for terminations after June 30 of a year, pro rata cash bonus at actual performance for the year	2X base salary + target bonus, plus pro rata cash bonus at target

        Under the Executive Severance Plan, the Company may cease payments to an executive if he or she violates restrictive covenants (including non-competition, non-solicitation of customers or employees, and non-disclosure of confidential information).

        In connection with an organizational realignment resulting in a dedicated segment leader for the Company's Facility Solutions segment, Mr. Myers resigned by mutual agreement with the Company as of December 31, 2015. Pursuant to the terms of a Separation Agreement dated as of December 31, 2015, in exchange for a general release of claims, Mr. Myers is being paid cash severance equal to eighteen months base salary and the other accrued benefits to which he is entitled under the Executive Severance Plan, described further in the section entitled "Payments Upon Mr. Myers's Separation of Employment" on page 43.

        The Company also has change in control provisions in its equity award agreements that apply equally to all plan participants and provide a "double trigger" change in control provision. We do not provide a tax gross-up for any change in control situation.

        For a more detailed discussion of change in control arrangements, see "Potential Payments to Named Executive Officers Upon Termination or Change in Control" beginning on page 39.

How We Make Compensation Decisions

Decision Making Process

        The Board evaluates the Chairman and CEO's performance. The Committee reviews, evaluates and recommends to the Board any changes to the Chairman and CEO's compensation, including base salary, annual incentive and long-term equity compensation.

        For other NEOs, the Chairman and CEO considers performance and makes individual recommendations to the Committee on base salary, annual incentive and long-term equity compensation. The Committee reviews, discusses, modifies and approves, as appropriate, these compensation recommendations.

        In making these compensation decisions, the Committee considers input from the Committee's independent consultant and uses several resources and tools, including competitive market information.

Compensation Comparator Group

        Compensation levels are not established based solely on peer comparisons or benchmarking. Marketplace information was one of several factors considered in establishing and assessing the reasonableness of compensation. Other factors considered included the scope and complexity of the role, internal relativity, and an incumbent's experience and contributions.

        Initial pay packages for the executive officers in 2014 were determined prior to the Committee's formation and prior to the work performed by Meridian Compensation Partners, LLC ("Meridian"). To provide reference points for comparison of the initial pay packages, the Committee reviewed survey data and marketplace information from various peer groups, which included industrial and distribution companies that had revenues over $1 billion. The Committee did not receive a list of the specific companies that participated in the surveys.

        In December 2014, the Committee, with the assistance of its independent consultant, Meridian, determined that it would be appropriate to have a compensation benchmarking peer group to assist in reviewing the levels of compensation for each of the NEOs. The peer group approved by the Committee is comprised of 20 publicly traded companies with the following characteristics:

How the Compensation Comparator Group was Chosen	Purposes for Which Comparator Group is Used

•

Operate in the distribution industry

•

Compete with Veritiv for business and/or talent

•

Comparable size based on revenue (approximately 1/3rd to 3x Veritiv)

•

Traded in the U.S. on a major exchange

•

Widely traded with no major ownership concentration

•

Global presence; led from the United States

•

As an input in developing base salary ranges, annual incentive targets and long-term incentive award ranges

•

To inform compensation practices and policies including incentive plan design

•

Benchmarking non-employee director pay

• Available compensation data to enable consistent peers from year to year, with periodic review for appropriateness

Compensation Benchmarking Peer Group

Anixter International Inc.	Genuine Parts Company	Synnex Corp.
Arrow Electronics, Inc.	HD Supply Holdings Inc.	Tech Data Corp.
Avnet, Inc.	Insight Enterprises Inc.	United Natural Foods Inc.
CDW Corp.	LKQ Corp.	W. W. Grainger, Inc.
Core-Mark Holdings Co., Inc.	MRC Global Inc.	WESCO International Inc.
Essendant Inc. (formerly United Stationers Inc.)	Office Depot, Inc. SpartanNash Co.
Fastenal Company	Staples, Inc.

        We use a slightly different comparator group of companies than the Compensation Peer Group to measure relative TSR performance because the compensation peer companies are not necessarily impacted by the same economic factors and business trends as Veritiv.

Role of the Committee's Compensation Consultant

        Pursuant to its charter, the Committee has the authority to obtain advice and counsel from internal or external legal, accounting or other advisors. It is authorized to retain and terminate any consultant, as well as to approve the consultant's fees and other terms of the engagement.

        The Committee engaged Meridian as its independent compensation consultant. Meridian provided research, data analyses and design expertise in developing compensation programs for executives and incentive programs for eligible employees and kept the Committee apprised of regulatory developments and market trends related to executive compensation practices.

        Meridian consultants attended all 2015 meetings of the Committee, were available to participate in executive sessions and communicated directly with the Committee without management present.

        Prior to the retention of a compensation consultant or any other external advisor, and annually thereafter, the Committee assesses the independence of such advisor, taking into consideration all factors relevant to such advisor's independence, including the factors specified in the NYSE listing standards.

        Meridian provided the Committee with confirmation of its independent status. The Committee believes that Meridian has been independent throughout its service and there is no conflict of interest between Meridian and the Committee.

Risk Considerations

        The Committee reviews the risks and rewards associated with the Company's compensation programs. The programs are designed with features including capped incentive payouts, multiple performance measures and financial goals set at the corporate level that mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation programs encourage and reward prudent business judgment and appropriate risk-taking over the short-term and the long-term.

        Management and the Committee regularly evaluate the risks involved with compensation programs globally and do not believe any of the Company's compensation programs create risks that are reasonably likely to have a material adverse impact on the Company.

Additional Information

Stock Ownership Guidelines and Share Retention Requirement

        Our stock ownership guidelines, approved by the Committee in March 2015, are designed to align the executives' long-term financial interests with those of stockholders. The ownership guidelines, which cover approximately 50 executives, are as follows:

Level	Value of Common Stock to be Owned*
Chief Executive Officer	5X base salary
Senior Vice Presidents	3X base salary
Vice Presidents	1X base salary

*
Shares are valued based on the closing price of common stock on the last trading day in the calendar year

        Each executive must hold 50% of the net after-tax award shares that vest (upon the vesting of full value shares or the exercise of vested stock options or stock appreciation rights) until he or she has achieved compliance with the stock ownership guidelines. The hold requirement does not apply to shares purchased outright or acquired other than by way of an equity grant. The Committee will monitor compliance with stock ownership guidelines annually.

        Shares counted include shares owned outright (either purchased or vested), unvested restricted stock, deferred stock and share-equivalent vehicles (including earned performance shares from completed performance periods), and stock held in qualified and nonqualified plans. Stock options and stock appreciation rights do not count towards meeting the guidelines.

Employment Agreement

        With the exception of Ms. Laschinger, we do not have employment agreements with any of the other NEOs. Other NEOs were provided with offer letters that required them to execute non-compete, non-solicitation agreements.

        Ms. Laschinger's employment agreement was entered into at the time the Transactions were announced in January 2014. The initial term of the agreement is five years, beginning on the Closing Date, with automatic one-year extensions thereafter. The agreement provides that Ms. Laschinger will be paid an annual base salary of at least $1 million, a sign-on bonus of $1 million, and an annual target bonus opportunity of at least $1 million, earned based on performance, which could result in no payout if the Company does not meet its pre-determined goals. In addition, the agreement provides for annual long-term incentive awards beginning in 2015 with an annual grant value of at least $3.5 million and three-year cliff vesting, with pro rata vesting upon a qualifying termination of employment as detailed in the agreement and full vesting upon a qualifying termination of employment after a change in control. The agreement also provides for long-term transition incentive awards payable in cash, the last of which will be paid out in March 2017 (described on page 28), and a relocation package with a home loss reimbursement of up to $500,000 contingent on sale of residence. Finally, the agreement provides that Ms. Laschinger is eligible to participate in employee benefit plans offered to the broader employee population.

Restrictive Covenants

        Our executives, including our NEOs, are required to execute agreements containing restrictive covenants. These agreements bind the executive to non-compete, non-disclosure and non-solicitation provisions.

Clawback Policy

        Our clawback policy, approved by the Committee in March 2015, allows the Company to recapture certain incentive compensation paid to executive officers under certain circumstances. The clawback policy allows the Committee to require the return, repayment or forfeiture of any annual or long-term incentive payment or award made or granted to any current or former executive officer during the 12-month period following the filing with the SEC of financial statements that are later the subject of a material negative restatement if, among other things, the payment or award was predicated upon achieving certain financial results that were subsequently the subject of the restatement and the Committee determines that the executive officer engaged in intentional misconduct that caused the need for the restatement. Additionally, if the Committee determines that the executive officer engaged in intentional misconduct that caused the material negative restatement, the Committee may require the return or repayment of any profits realized by such executive officer on the sale of Company securities received pursuant to any such award granted during such 12-month period.

Trading Controls and Anti-Hedging, Short Sale and Pledging Policies

        Executive officers, including the NEOs, are required to pre-clear with the Company's General Counsel any transactions in Company securities, including purchases, sales, gifts, grants and those involving derivatives. Generally, trading is permitted only during announced trading periods. In accordance with the Company's insider trading policy, executive officers are prohibited from entering into hedging and short sale transactions and are subject to restrictions on pledging Company stock.

Tax Implications of Compensation

        The Committee considers the tax and accounting implications of compensation, but they are not the only factors considered. In some cases, other important considerations outweigh tax or accounting considerations.

        Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") limits deductibility of certain compensation to $1 million per year for the Chief Executive Officer and the three other executive officers (other than the Chief Financial Officer) who are highest paid and employed at year-end. If certain conditions are met, performance-based compensation may be excluded from this limitation.

        Much of the compensation paid by the Company to its NEOs is intended to be deductible under Section 162(m) of the Code. However, the Committee may exercise discretion to pay nondeductible compensation if following the requirements of Section 162(m) of the Code would not be in the interests of shareowners. The Veritiv Corporation Annual Incentive Plan and the Veritiv Corporation 2014 Omnibus Incentive Plan are designed to permit the Committee to make awards that will qualify as performance-based compensation for purposes of Section 162(m) of the Code.

Compensation and Leadership Development Committee Report

        The Compensation and Leadership Development Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management. Based on such review and discussions, the Compensation and Leadership Development Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2015.

COMPENSATION AND LEADERSHIP DEVELOPMENT COMMITTEE
John J. Zillmer, Chairman Daniel T. Henry Michael P. Muldowney

Summary Compensation Table

        The following table provides information concerning the NEOs for fiscal years 2015 and 2014. The amounts for 2014 represent the first six months of the Company's existence from July 1, 2014 through December 31, 2015; the amounts for 2015 are for a full fiscal year. The total compensation presented below does not reflect the actual compensation received by our NEOs or the target total direct compensation of our NEOs in 2015 and the six months of 2014. Please read the Compensation Discussion and Analysis in conjunction with reviewing this table.

Name	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(4)	All Other Compensation ($)(5)	Total ($)
Mary A. Laschinger,	2015	1,000,000	1,312,500	3,731,521	—	2,657,500	99,111	8,800,632
Chairman of the Board and	2014	500,000	2,875,000	—	—	1,343,750	2,478	4,721,228
Chief Executive Officer
Stephen J. Smith,	2015	550,000	650,000	1,172,778	—	1,043,625	11,548	3,427,951
Senior Vice President and	2014	275,000	700,000	—	—	979,688	193	1,954,881
Chief Financial Officer
Thomas S. Lazzaro,	2015	510,000	147,600	951,493	—	556,980	11,406	2,177,479
Senior Vice President, Field Sales and Operations
Joseph B. Myers,	2015	510,000	182,500	815,583	—	270,600	11,548	1,790,231
Former Senior Vice President,	2014	255,000	232,500	—	—	451,250	6,969	945,719
Facility Solutions, Strategy, and Commercial Excellence
Mark W. Hianik,	2015	450,000	195,000	575,717	—	434,700	11,453	1,666,870
Senior Vice President,	2014	225,000	195,000	—	—	337,500	5,648	763,148
General Counsel and Corporate Secretary

(1)
The amounts in this column represent base salary paid by the Company from January 1, 2015 to December 31, 2015 and from July 1, 2014 to December 31, 2014. The annualized value of each NEO's base salary in 2014 is $1,000,000 for Ms. Laschinger, $550,000 for Mr. Smith, $510,000 for Mr. Lazzaro, $510,000 for Mr. Myers, and $450,000 for Mr. Hianik.

(2)
The amounts in this column include, where applicable, signing or retention (sale) bonuses paid by the Company to the NEOs in 2014 and any guaranteed bonus amounts for 2014 as follows: for Ms. Laschinger: $1,000,000 sign-on bonus and $1,000,000 guaranteed bonus for 2014. The amounts in this column also include a discretionary award for individual performance of $100,000 for 2015 and $150,000 for 2014 for Mr. Smith, $100,000 for 2015 for Mr. Lazzaro, $50,000 for 2014 for Mr. Myers, and $60,000 for 2015 and $60,000 for 2014 for Mr. Hianik. The amounts in this column also include the service-based award (50%) component of the 2015 and 2014 Long-Term Transition Incentive Awards which were paid in March 2016 and March 2015, respectively, including $1,312,500 for 2015 and $875,000 for 2014 for Ms. Laschinger, $550,000 in each of 2015 and 2014 for Mr. Smith, $47,600 for 2015 for Mr. Lazzaro, $182,500 in each of 2015 and 2014 for Mr. Myers, and $135,000 in each of 2015 and 2014 for Mr. Hianik.

(3)
The amounts in this column reflect the grant date fair value of stock awards calculated in accordance with FASB ASC Topic 718 for each NEO. Refer to Notes 1 and 15 to the Consolidated and Combined Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015 for a discussion of relevant assumptions used in calculating the fair value. The restricted stock units granted in fiscal 2015 will vest after the 2017 fiscal year-end, based on continued service. The grant value of the RSUs were $700,000 for Ms. Laschinger, $220,000 for Mr. Smith, $178,500 for Mr. Lazzaro, $153,000 for Mr. Myers, and $108,000 for Mr. Hianik. The performance share units granted in fiscal 2015 will vest after the 2017 fiscal year-end based on Adjusted EBITDA and relative TSR performance for fiscal 2015, 2016 and 2017. The grant value of the PSUs were $3,034,521 for Ms. Laschinger, $952,778 for Mr. Smith, $772,993 for Mr. Lazzaro, $662,583 for Mr. Myers, and $467,717 for Mr. Hianik. Actual awards may range from 0 percent to 200 percent of the target award as shown below in the Grants of Plan-Based Awards table. The value of the PSUs assuming maximum performance is $5,600,000 for Ms. Laschinger, $1,760,000 for Mr. Smith, $1,428,000 for Mr. Lazzaro, $1,224,000 for Mr. Myers, and $864,000 for Mr. Hianik. The grant date fair value is shown for Mr. Myers; however, Mr. Myers is no longer eligible for the full award as his final day with the Company was December 31, 2015.

(4)
The amounts in this column for 2015 include the actual Annual Incentive Plan bonus earned for the 2015 fiscal year and paid in March 2016 and the performance-based component (50%) of awards granted under the 2014-2015 Long-Term Transition Incentive Awards. For 2015, the Annual Incentive Plan bonus amounts for the NEOs are $1,450,000 for Ms. Laschinger, $537,625 for Mr. Smith, $513,188 for Mr. Lazzaro, $102,700 for Mr. Myers, and $310,500 for Mr. Hianik. For 2015, the performance-based component (50%) of the 2014-2015 Long-Term Transition Incentive Awards for the NEOs are $1,207,500 for Ms. Laschinger, $506,000 for Mr. Smith, $43,792 for Mr. Lazzaro, $167,900 for Mr. Myers, and $124,200 for Mr. Hianik. The amounts in this column for 2014 include the actual Short-Year Veritiv Incentive Plan bonus in excess of guarantee for the NEOs and the performance-based component (50%) of the 2014 Long-Term Transition Incentive Awards for the NEOs.

(5)
All Other Compensation amounts are shown on the following table.

Name	Company Matching 401(k) Contributions ($)(1)	Term Life Insurance Premiums ($)(2)	Relocation Payments ($)(3)	Total ($)
Mary A. Laschinger	10,600	948	87,563	99,111
Stephen J. Smith	10,600	948	—	11,548
Thomas S. Lazzaro	10,600	806	—	11,406
Joseph B. Myers	10,600	948	—	11,548
Mark W. Hianik	10,600	853	—	11,453

(1)
Represents the Company's match to the NEO's contribution to the 401(k) Plan from January 1, 2015 to December 31, 2015.

(2)
Represents premiums paid for term life insurance attributable to the NEOs from January 1, 2015 to December 31, 2015.

(3)
Represents relocation payments paid to Ms. Laschinger from January 1, 2015 to December 31, 2015 per her employment agreement described on page 32.

Grants of Plan-Based Awards for Fiscal 2015

        During 2015, the Committee granted the following plan-based awards to our NEOs: restricted stock units, performance share awards and 2015 AIP (annual cash performance-based awards paid in March 2016). Information with respect to each of the awards on a grant-by-grant basis is set forth in the table below. For a detailed discussion of each of these awards and their material terms, refer to "Executive Compensation—Summary Compensation Table" and "Compensation Discussion and Analysis—What We Pay and Why: Elements of Compensation" above.

 Grants of Plan-Based Awards Table

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Mary A. Laschinger
Restricted stock unit	1/1/2015							13,495	700,000
Adjusted EBITDA Performance Units	1/1/2015				0	33,738	67,476	—	1,750,000
Total Shareholder Return Performance Units	1/1/2015				0	20,242	40,484	—	1,281,521
2015 AIP(2)		0	1,000,000	2,000,000				—
Stephen J. Smith
Restricted stock unit	1/1/2015							4,241	220,000
Adjusted EBITDA Performance Units	1/1/2015				0	10,603	21,206	—	550,000
Total Shareholder Return Performance Units	1/1/2015				0	6,362	12,724	—	402,778
2015 AIP(2)		0	550,000	1,100,000				—
Thomas S. Lazzaro
Restricted stock unit	1/1/2015							3,441	178,500
Adjusted EBITDA Performance Units	1/1/2015				0	8,603	17,206	—	446,250
Total Shareholder Return Performance Units	1/1/2015				0	5,161	10,322	—	326,743
2015 AIP(2)		0	357,000	714,000				—
Joseph B. Myers
Restricted stock unit	1/1/2015							2,949	153,000
Adjusted EBITDA Performance Units	1/1/2015				0	7,374	14,748	—	382,500
Total Shareholder Return Performance Units	1/1/2015				0	4,424	8,848	—	280,083
2015 AIP(2)		0	357,000	714,000				—
Mark W. Hianik
Restricted stock unit	1/1/2015							2,082	108,000
Adjusted EBITDA Performance Units	1/1/2015				0	5,205	10,410	—	270,000
Total Shareholder Return Performance Units	1/1/2015				0	3,123	6,246	—	197,717
2015 AIP(2)		0	270,000	540,000				—

(1)
Represents the grant-date fair value calculated in accordance with FASB ASC Topic 718. Refer to Notes 1 and 15 to the Consolidated and Combined Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2015. The grant-date fair value of the restricted stock unit awards will likely vary from the actual value the NEO receives. The actual value the NEO receives will depend on the price of the Company's common stock on the vesting date. The actual value the NEO receives will depend on the number of shares earned and the price of the Company's common stock when the units vest.

(2)
Represents estimated possible payouts for annual performance cash awards made in 2015 (and paid in March 2016) under the 2015 AIP for each NEO. The AIP is an annual cash incentive opportunity and thus, these awards are earned in the year of grant. See the column captioned "Non-Equity Incentive Plan Compensation" in the Summary Compensation Table for the actual payout amounts related to the 2015 AIP. See also "Compensation Discussion and Analysis—Annual Incentive Program—What is Rewards and How it Works" for additional information about the AIP.

Outstanding Equity Awards at Fiscal Year-End

        The following equity awards granted to our NEOs were outstanding as of the end of fiscal 2015:

        Restricted Stock Units.    On January 1, 2015, each NEO received a grant of restricted stock units. The awards will vest in full on the third anniversary of the grant date, assuming continued employment. Dividends are not paid on unvested awards. If vested, the awards are paid in shares of common stock following the end of the vesting period.

        Performance Share Units.    On January 1, 2015, each NEO received a grant of performance share units. A portion of these awards (62.5%) vest based on Adjusted EBITDA performance and the remaining portion (37.5%) vest based on the Company's TSR performance relative to the TSR Performance Peer Group. The performance cycle began on January 1, 2015 (first day of fiscal 2015) and concludes on December 31, 2017 (last day of fiscal 2017). Dividends are not paid on unvested awards. The ultimate value of the awards will depend on the number of shares earned and the price of the Company's common stock at the time awards are issued. See "Compensation Discussion and Analysis—Long-Term Incentive Program for 2015" for additional information.

	Stock Awards
	Restricted Stock Units		Performance Share Unit Awards
Name	Number of Shares or Units of Stock Held That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)(2)	Number of Shares or Units of Stock Held That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock Held That Have Not Vested ($)(4)
Mary A. Laschinger	13,495	488,789	48,920	1,771,879
Stephen J. Smith	4,241	153,609	15,375	556,886
Thomas S. Lazzaro	3,441	124,633	12,474	451,810
Joseph B. Myers	2,949	106,813	10,693	387,290
Mark W. Hianik	2,082	75,410	7,547	273,361

(1)
Represents the number of restricted stock units that will vest in full on January 1, 2018, the third anniversary of the grant date assuming continued employment through that date. Restricted stock units are paid out in shares of common stock to the NEOs.

(2)
Represents the number of restricted stock units multiplied by the closing price of the Company's common stock on December 31, 2015 (the last trading day of fiscal 2015).

(3)
Represents the number of performance share units that could vest following the end of the performance period. The performance period ends on December 31, 2017. The ultimate number of shares issued under the performance share units awards will depend on the number of units earned and the price of our common stock on the actual vesting date. For additional information , refer to "Executive Compensation—Summary Compensation Table" and "Compensation Discussion and Analysis—Long-Term Incentive Program for 2015." The assumed value of the number of Adjusted EBITDA shares is based on 115% for one-third and 100% for two-thirds. The assumed value of the number of TSR shares is based on 0% for one-third and 100% for two-thirds.

(4)
Represents the number of shares described in footnote 3 multiplied by the closing price of the Company's common stock on December 31, 2015 (the last trading day of fiscal 2015).

Option Exercises and Stock Vested

        There were no option exercises or stock vestings during fiscal 2015.

Pension and Supplemental Executive Retirement Plan Benefits and Deferred Compensation

        None of our NEOs participate in any pension plan, supplemental executive retirement plan or nonqualified deferred compensation plan.

Potential Payments to Named Executive Officers Upon Termination or Change in Control

Potential Payments to the CEO Upon Termination or Change in Control

        The separation provisions for Ms. Laschinger are provided in Ms. Laschinger's employment agreement. Ms. Laschinger's employment agreement was put in place at the time the Transactions were announced in January 2014. The initial term of the agreement is five years, beginning on the Closing Date, with automatic one-year extensions thereafter. The agreement provides that:

  •
  In the event of a termination of employment due to disability or death, the Company will pay all accrued benefits. In the event of a termination without cause or a termination based on good reason by Ms. Laschinger, or if the employment term expires due to non-extension by the Company or by Ms. Laschinger, the Company will pay a pro-rata bonus for the year in which the termination occurs and two times Ms. Laschinger's then-current base salary and target bonus, in addition to accrued benefits.

  •
  Good reason is defined as the assignment of duties inconsistent with the CEO position or an adverse alteration in the nature or status of her responsibilities; a diminution in salary or target bonus, or failure to pay any compensation or benefits due; a relocation of the primary work location by more than 50 miles from the metropolitan area of Atlanta, Georgia; the failure to appoint or reappoint Ms. Laschinger as Chairman of the Board; or in the event the UWWH Stockholder or Bain Capital acquires a majority of the shares of the Company and if thereafter they replace more than two directors whose appointment is not a replacement of a director previously appointed; or any material failure by the Company to satisfy its obligations under Sections 1 through 6 of Ms. Laschinger's employment agreement.

        In addition, the Company has termination and change in control provisions in its equity award agreements. These provisions apply equally to all plan participants and provide a "double trigger" change in control provision. We do not provide a tax gross-up for any change in control situation.

        The chart below provides disclosure regarding the benefits that would have been provided to Ms. Laschinger had the event referenced below occurred on December 31, 2015, the last day of our most recently completed fiscal year.

 Potential Payments Upon Termination or Change in Control for Ms. Laschinger

Benefits and Payments Upon Termination	Voluntary Termination ($)	Involuntary Not for Cause Termination or Expiration of Employment Term, Employment Agreement Not Extended ($)	Involuntary for Cause Termination ($)(4)	Termination or Resignation for Good Reason (Change in Control) ($)	Disability ($)	Death ($)
2015 AIP Bonus(1)	—	1,150,000	—	1,150,000	1,150,000	1,150,000
Cash Severance Benefit(2)	—	4,000,000	—	4,000,000	—	—
Long-Term Transition Incentive Awards(3)	—	5,770,000	—	5,770,000	5,770,000	5,770,000
Long-Term Incentives(4)		813,904	—	2,443,945	813,904	813,904
Medical Continuation Benefits(5)	—	8,112	—	8,112	—	—

(1)
Under the 2015 AIP, participants must be employed on the date the bonus is paid in March 2016 except in the event of a company-initiated termination not-for-cause, change in control, or termination due to disability or death.

(2)
The terms of Ms. Laschinger's employment agreement are described on page 32.

(3)
In the event Ms. Laschinger's employment is terminated prior to the vesting of the Long-Term Transition Incentive Awards due to disability, death, company-initiated termination not-for-cause, or terminated by Ms. Laschinger for good reason, Ms. Laschinger (or her heirs) are entitled to payment of (i) the service-based component of the award and (ii) the performance-based component of the award, if any, earned based on actual achievement of the Company's performance. The performance-based component of the award for 2014 - 2015 is shown at actual performance achievement. The performance-based component of the award for 2014 - 2016 is shown at target (100%) performance achievement.

(4)
In the event Ms. Laschinger's employment is terminated due to company-initiated termination not-for-cause or disability, Ms. Laschinger is entitled to payment of the awards, pro-rated for the period of her continuous employment during the period from the grant date through the termination date and the value of the performance share units is calculated based on actual Company performance following the end of the performance period. In the event of a termination by Ms. Laschinger for good reason, Ms. Laschinger is entitled to full vesting of LTI awards and the value of the performance share units is calculated at target (100%) Company performance. In the event Ms. Laschinger's employment is terminated due to death, Ms. Laschinger's heirs are entitled to payment of the awards, pro-rated for the period of her continuous employment during the period from the grant date through the termination date and the value of the performance share units is calculated at target (100%) Company performance. The LTI award values in the table are shown at target (100%) performance achievement. The values of the LTI awards are calculated using the closing price of the Company's common stock on December 31, 2015 (the last trading day of fiscal 2015), which is $36.22.

(5)
Includes the projected value of payment of medical premiums under COBRA continuation as provided in the employment agreement.

Potential Payments to the Other Current NEOs Upon Termination or Change in Control

        For the other current NEOs (other than Ms. Laschinger), benefits due upon a separation of employment are provided by the Executive Severance Plan, which was adopted by the Company in March 2015. In addition, the Company has termination and change in control provisions in its equity award agreements. These provisions apply equally to all plan participants and provide a "double trigger" change in control provision. We do not provide a tax gross-up for any change in control situation.

        In general, the Company may, but is not obligated to, provide separation pay and benefits to its NEOs (other than Ms. Laschinger) in the event the employee is involuntarily terminated without cause. If provided, the separation pay and benefits available are generally continent upon the Company receiving a general release of claims from the employee. In the event the Company terminates an NEO's employment (other than Ms. Laschinger's) not-for-cause, the Company will pay 18 months' base salary and medical coverage continuation. The NEO also is entitled to receive a pro-rata portion of unvested Long-Term Transition Incentive Awards and Long-Term Incentive Awards. In addition, if the termination date occurs on or after July 1 of the year in which the termination occurs, the NEO is entitled to receive a pro-rata bonus for that year.

        In the event of an NEO's retirement, defined as age 60 or older with five or more years of service, the NEO (including Ms. Laschinger) would be entitled to receive a pro-rata portion of unvested Long-Term Transition Incentive Awards, Long-Term Incentive Awards and receive a pro-rata bonus for the year of termination. In the event of an NEO's disability or death, an NEO (including Ms. Laschinger) would be entitled to receive a pro-rata portion of unvested Long-Term Transition Incentive Awards, Long-Term Incentive Awards and receive a pro-rata bonus for the year of termination. None of the NEOs are eligible for retirement as of the end of the 2015 fiscal year, so a Retirement column is not included in the chart below.

        The Company has change in control provisions in its equity award agreements and its Executive Severance Plan in which the NEOs (other than Ms. Laschinger) participate. These provisions apply equally to all plan participants and provide a "double trigger" change in control provision. We do not provide a tax gross-up for any change in control situation. A "change in control" is defined in the Executive Severance Plan and the 2014 Omnibus Incentive Plan to include consummation of certain mergers, the acquisition of more than 50% of the combined voting power of the Company's voting securities, the sale of all or substantially all of the Company's assets, shareholder approval of a complete liquidation or dissolution, and a change in the majority of the Board.

        In the event of an employment termination, including a termination for "good reason," within twenty-four months following a change in control, the Executive Severance Plan provides that the NEOs (other than Ms. Laschinger) would be entitled to two times the NEO's base salary plus target AIP bonus. In addition, the NEO is entitled to a pro-rated AIP bonus calculated at target (100%) performance and medical coverage for eighteen months. Termination for "good reason" includes a relocation of an NEO's primary work location exceeding fifty miles from the current location, material diminution in authority, duties or responsibilities or material reduction in salary, target bonus or material failure to satisfy obligations under an NEO's offer letter. In addition, the NEO is entitled to receive a pro-rata portion of unvested Long-Term Transition Incentive Awards and full vesting of the Long-Term Incentive Awards in the event of a qualifying employment termination following a change in control.

        The chart below provides disclosure regarding the benefits that would have been provided to Messrs. Smith, Lazzaro and Hianik had the event referenced below occurred on December 31, 2015, the last day of our most recently completed fiscal year.

 Potential Payments Upon Termination or Change in Control for Messrs. Smith, Lazzaro, and Hianik

Name	Benefits and Payments Upon Termination	Voluntary Termination ($)	Involuntary Not for Cause Termination ($)	Involuntary for Cause Termination ($)	Involuntary Not for Cause Termination or Resignation for Good Reason (Change In Control) ($)	Death or Disability ($)
Stephen J. Smith	2015 AIP Bonus(1)	—	537,625	—	467,500	537,625
	Cash Severance Benefit(2)	—	825,000	—	2,035,000	—
	Long-Term Transition Incentive Awards(3)	—	1,056,000	—	1,056,000	1,056,000
	Long-Term Incentive(4)	—	252,537	—	758,302	252,537
	Medical Continuation Benefits(5)	—	22,712	—	22,712	—
Thomas S. Lazzaro	2015 AIP Bonus(1)	—	410,550	—	357,000	410,550
	Cash Severance Benefit(2)	—	765,000	—	1,734,000	—
	Long-Term Transition Incentive Awards(3)	—	91,392	—	91,392	91,392
	Long-Term Incentive(4)	—	297,228	—	623,165	297,228
	Medical Continuation Benefits(5)	—	23,285	—	23,285	—
Mark W. Hianik	2015 AIP Bonus(1)	—	310,500	—	270,000	310,500
	Cash Severance Benefit(2)	—	675,000	—	1,440,000	—
	Long-Term Transition Incentive Awards(3)	—	259,200	—	259,200	259,200
	Long-Term Incentive(4)	—	125,569	—	377,050	125,569
	Medical Continuation Benefits(5)	—	22,712	—	22,712	—

(1)
Under the 2015 AIP, in the event of death, disability or a company-initiated termination not-for-cause termination on or after July 1, 2015, the participant (or his or her heirs) is entitled to a pro-rata AIP award based on actual Company and individual performance. Under the Executive Severance Plan, in the event of a qualifying employment termination following a change in control, the NEO is entitled to a pro-rata AIP award based on target (100%) performance.

(2)
Under the Executive Severance Plan, in the event of a company-initiated termination not-for-cause termination the NEO is entitled to a cash severance equal to eighteen months' base salary or in the event of a qualifying employment termination following a change in control the NEO is entitled to two times the sum of base salary and target AIP bonus.

(3)
In the event the executive's employment is terminated prior to the vesting of the Long-Term Transition Incentive Awards due to disability, death or company-initiated termination not-for-cause, the executive (or his heirs) is entitled to payment of (i) the service-based component of the award that would have vested in that year, pro-rated for the period of the executive's continuous employment during the period from July 1, 2014 through the separation date; and (ii) the performance-based component of the award that would have vested in that year, if any, earned based on actual achievement of the Company's performance and pro-rated for the period of the executive's continuous employment during the period from July 1, 2014 through the separation date. The performance-based component of the awards for 2014 - 2015 are shown at actual performance achieved.

(4)
Under the 2014 Omnibus Incentive Plan and award agreements, in the event of an NEO's disability or company-initiated termination not-for-cause, the NEO is entitled to vesting of LTI awards pro-rated for the period of service since the grant date and calculated at actual Company performance following the end of the performance period. In the event of an NEO's death, the NEO's heirs are entitled to vesting of LTI awards pro-rated for the period of service since the grant date and calculated at target (100%) performance. The NEO is entitled to full vesting of LTI awards, in the event of a qualifying employment termination following a change in control. The LTI award values in the table are shown at target (100%) performance achievement. Thus, the value of the LTI awards in the event of death or disability are the same and these events are shown in one column for brevity. The values of the LTI awards are calculated using the closing price of the Company's common stock on December 31, 2015 (the last trading day of fiscal 2015) of $36.22.

(5)
Includes the projected value of payment of medical premiums under COBRA continuation for eighteen months as provided in the Executive Severance Plan.

Payments Upon Mr. Myers's Separation of Employment

        Payments and benefits resulting from Mr. Myers's separation of employment from the Company, which was effective as of December 31, 2015, are shown below. These payments and benefits began in fiscal 2016.

Payments	Amount ($)
2015 AIP Bonus(1)	102,700
Cash Severance Benefit(2)	765,000
Long-Term Transition Incentive Awards(3)	350,400
Long-Term Incentive(4)	177,883
Medical Continuation Benefits(5)	9,000

(1)
Under the 2015 AIP, Mr. Myers is entitled to a pro-rata AIP award based on actual Company and individual performance.

(2)
Under the Executive Severance Plan, Mr. Myers is receiving cash severance equal to eighteen months' base salary.

(3)
Mr. Myers is entitled to payment of (i) the service-based component of the award for the period from July 1, 2014 through December 31, 2015; and (ii) the performance-based component of the award, if any, earned based on actual achievement of the Company's performance and pro-rated for the period from July 1, 2014 through December 31, 2015. The performance-based component of the award is shown at actual performance achieved.

(4)
Under the 2014 Omnibus Incentive Plan and award agreements, Mr. Myers is entitled to vesting of LTI awards pro-rated for the period of service since the grant date (January 1, 2015 through December 31, 2015) and calculated at actual Company performance following the end of the performance period. The LTI award value in the table is shown at target (100%) performance achievement and is calculated using the closing price of the Company's common stock on December 31, 2015 (the last trading day of fiscal 2015) of $36.22.

(5)
Includes the projected value of payment of medical premiums under COBRA continuation for eighteen months as provided in the Executive Severance Plan.

Equity Compensation Plans

        The Company's equity compensation plan, the Veritiv Corporation 2014 Omnibus Incentive Plan, was initially approved by the Company's sole shareholder, International Paper Company, prior to the consummation of the Transactions and was approved by the Company's shareholders at the 2015

Annual Meeting. Information about our equity compensation plan as of December 31, 2015 is as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)(1)	Weighted-average exercise price of outstanding options, warrants and rights (b) ($)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)(2)
Equity compensation plans approved by security holders	302,452	—	1,777,548
Equity compensation plans not approved by security holders	—	—	—

Total	302,452	—	1,777,548

(1)
This column includes unvested restricted stock units and unvested performance share units that may be paid out in common shares. The Company grants a small number of cash-settled units to directors and LTI participants in countries outside the U.S., which are excluded from this column.

(2)
This column includes the number of securities remaining for issuance reserved under the Veritiv Corporation 2014 Omnibus Incentive Plan, approved by the Company's shareholders in 2015.

Compensation Committee Interlocks and Insider Participation

        During 2015, no Company executive officer or director was a member of the board of directors of any other company where the relationship would be construed to constitute a committee interlock within the meaning of the rules of the SEC.

PROPOSAL 3—ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

        As required by Section 14A of the Exchange Act, we are offering our stockholders an opportunity to cast an advisory vote to approve the compensation of our named executive officers, as disclosed in this proxy statement. Although the vote is non-binding, we value continuing and constructive feedback from our stockholders on compensation and other important matters. The Board of Directors and the Compensation and Leadership Development Committee will consider the voting results when making future compensation decisions.

        As described in the Compensation Discussion and Analysis section of this proxy statement, we believe that our executive compensation program aligns the interests of the Company's executives and other key employees with those of the Company and its stockholders in order to drive stockholder value over the long term. The executive compensation program designed by our Compensation and Leadership Development Committee is intended to attract, retain and motivate high caliber executive talent to enable the Company to maximize operational efficiency and long-term profitability. Our executive compensation program is also designed to differentiate compensation based upon individual contribution, performance and experience.

        We ask for your advisory approval of the following resolution:

    "RESOLVED, that the stockholders hereby approve, on an advisory basis, the compensation of Veritiv Corporation's named executive officers, as described in this proxy statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, which disclosure includes the Compensation Discussion and Analysis, the Summary Compensation Table and the other related disclosure and tables."

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF
THE RESOLUTION ABOVE RELATING TO THE COMPENSATION OF THE COMPANY'S NAMED
EXECUTIVE OFFICERS

 PROPOSAL 4—VOTE TO APPROVE AN AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

        The Board has approved and is proposing for approval by stockholders, an amendment to the Company's Amended and Restated Certificate of Incorporation to provide that the Company's stockholders may remove any director from office, with or without cause.

        Article Sixth, Section (b) of the Company's Amended and Restated Certificate of Incorporation currently provides that the Company's stockholders may remove directors from office only for cause. The Delaware General Corporation Law, as recently interpreted requires that stockholders be afforded the right to remove directors from office, with or without cause, unless a corporation has a classified board of directors or permits cumulative voting. The Company does not have a classified board of directors or permit cumulative voting. Accordingly, the proposed amendment to the Company's Amended and Restated Certificate of Incorporation is intended to conform the certificate of incorporation to the requirements of Delaware law.

        If stockholders approve this amendment, the relevant provisions of Article Sixth, Section (b) of the Company's Amended and Restated Certificate of Incorporation would be revised as follows (new language is indicated by bolded and underlined text; language to be deleted is indicated by strikethrough):

    Except for such additional directors, if any, as are elected by the holders of any series of Preferred Stock as provided for or fixed pursuant to the provisions of Article FIFTH hereof, any director, or the entire Board of Directors, may be removed from office at any time, ~~but only (i) for~~ with or without cause, by an affirmative vote of the holders of at least a majority of the Voting Stock ~~or (ii) at any special meeting of the stockholders called by the Board of Directors or by the chairman of the Board of Directors for this purpose~~.

        Approval of the amendment to the Company's Amended and Restated Certificate of Incorporation requires an affirmative vote of at least a majority of the outstanding voting stock. The amendment, if approved by stockholders, would become effective upon the filing of a Certificate of Amendment with the Secretary of State of the State of Delaware incorporating the amendment, which we would expect to do as soon as practicable after the amendment is adopted.

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF
THE AMENDMENT TO THE COMPANY'S AMENDED AND RESTATED CERTIFICATE OF
INCORPORATION

 FINANCIAL INFORMATION

        The Company's annual report for the year ended December 31, 2015 is included in the proxy materials that are posted at http://www.veritivcorp.com/annualreport2015 and referenced in the Notice of Internet Availability of Proxy Materials that has been made available to all stockholders.

STOCKHOLDER PROPOSALS FOR THE 2017 ANNUAL MEETING

        Any stockholder who intends to present a proposal at the Company's 2017 annual meeting and who wishes to have the proposal considered for inclusion in the Company's proxy statement and form of proxy for that annual meeting must deliver the proposal to the Corporate Secretary of the Company so that it is received no later than December     , 2016 and must comply with the additional requirements established by the SEC. In addition, if a stockholder intends to present a proposal (including with respect to director nominations) at the Company's 2017 annual meeting without the inclusion of that proposal in the Company's proxy materials, the stockholder proposal must be received at our principal executive offices, 1000 Abernathy Road NE, Building 400, Suite 1700, Atlanta, Georgia 30328, Attention: Corporate Secretary, no sooner than December     , 2016 and no later than January     , 2017 and must otherwise comply with the Company's bylaws.

"HOUSEHOLDING" OF PROXY MATERIALS

        We are taking advantage of the SEC's "householding" rules to reduce the delivery cost of materials. Under such rules, only one Notice of Internet Availability of Proxy Materials or, if you have requested paper copies, only one set of proxy materials is delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. If you are a stockholder sharing an address and wish to receive a separate Notice of Internet Availability of Proxy Materials or copy of our proxy materials, you may so request by contacting the Corporate Secretary of Veritiv Corporation at (770) 391-8200 or by mail to 1000 Abernathy Road NE, Building 400, Suite 1700, Atlanta, Georgia 30328. A separate copy will be promptly provided following receipt of your request, and you will receive separate materials in the future. If you currently share an address with another stockholder but are nonetheless receiving separate copies of the materials, you may request delivery of a single copy in the future by contacting the Corporate Secretary at the contact information shown above.

OTHER MATTERS

        The Company does not know of any matters to be brought before the meeting except as indicated in this notice. However, if any other matters properly come before the meeting for action, it is intended that the person authorized under solicited proxies may vote or act thereon in accordance with his or her own judgment.

        Whether or not you plan to attend the annual meeting, it is important that your shares are represented at the annual meeting. Accordingly, we urge you to vote your shares by one of the prescribed methods as soon as possible. Thank you for your prompt attention to this important stockholder responsibility.

By Order of the Board of Directors,

Mark W. Hianik Senior Vice President, General Counsel & Corporate Secretary

                    , 2016

MMMMMMMMMMMM . MMMMMMMMMMMMMMM C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext ENDORSEMENT_LINE______________ SACKPACK_____________ Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Daylight Time, on May 11, 2016. MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6 Vote by Internet • Go to www.envisionreports.com/VRTV • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proposals — The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4. 1. Election of Directors: + For Against Abstain For Against Abstain For Against Abstain 01 - Daniel T. Henry 02 - Mary A. Laschinger 03 - Tracy A. Leinbach 04 - William E. Mitchell 05 - Michael P. Muldowney 06 - Charles G. Ward, III 07 - John J. Zillmer For Against Abstain ForAgainst Abstain 2. To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2016 4. To approve an amendment to the Company’s Amended and Restated Certificate of Incorporation to provide for removal of directors with or without cause 3. To approve, on an advisory basis, the Company’s executive compensation Non-Voting Items Change of Address — Please print your new address below. Comments — Please print your comments below. Meeting Attendance Mark the box to the right if you plan to attend the Annual Meeting. Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. MMMMMMMC 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + 1 U P X2 7 4 3 9 3 1 02B7QB MMMMMMMMM C B A Annual Meeting Proxy Card1234 5678 9012 345 X PRELIMINARY PROXY CARD DATED MARCH 17, 2016 SUBJECT TO COMPLETION IMPORTANT ANNUAL MEETING INFORMATION

. q IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. q Proxy — Veritiv Corporation Notice of 2016 Annual Meeting of Stockholders 7 Concourse Parkway NE, Atlanta GA 30328 Proxy Solicited by Board of Directors for Annual Meeting — May 12, 2016 Mary A. Laschinger and Mark W. Hianik, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Veritiv Corporation to be held on May 12, 2016 or at any postponement or adjournment thereof. This proxy, when properly executed and returned, will be voted in the manner directed herein by the undersigned stockholder. If this proxy is properly executed and returned but no direction is made, this proxy will be voted FOR all of the nominees for director in proposal 1 and FOR proposals 2, 3 and 4. Whether or not direction is made, this proxy, when properly executed, will be voted in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting of Stockholders or any adjournment or postponement thereof. The undersigned hereby revokes all proxies previously given by the undersigned to vote at the Annual Meeting of Stockholders or any adjournment or postponement thereof. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting. (Items to be voted appear on reverse side.)